Exhibit(a)(1)(A)

OFFER TO PURCHASE
ALL OUTSTANDING SHARES OF COMMON STOCK
OF
TARGANTA THERAPEUTICS CORPORATION
AT
$2.00 PER SHARE NET TO THE SELLER IN CASH
PLUS
UP TO $4.55 PER SHARE IN CONTINGENT CASH PAYMENTS
BY
BOXFORD SUBSIDIARY CORPORATION,
A WHOLLY OWNED SUBSIDIARY OF
THE MEDICINES COMPANY

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF TUESDAY, FEBRUARY 24, 2009, UNLESS THE OFFER IS EXTENDED.

The Medicines Company, or “MDCO”, through its wholly owned subsidiary, Boxford Subsidiary Corporation, or “Offeror”, is offering to purchase all of the outstanding shares of common stock, par value $0.0001 per share, or the “Shares”, of Targanta Therapeutics Corporation, or “Targanta”, for consideration of (1) $2.00 per Share, net to the seller in cash (such amount or any greater amount per Share paid at closing pursuant to the Offer (as defined below), the “Closing Consideration”), plus (2) the contractual right to receive up to an additional $4.55 per Share in contingent cash payments if specified regulatory and commercial milestones are achieved within agreed upon time periods (the rights to such amount or to any greater contingent cash payments per Share that are offered pursuant to the Offer, the “Contingent Payment Rights”), which, together with the Closing Consideration, we refer to as the “Offer Price,” upon the terms and subject to the conditions set forth in this Offer to Purchase, dated January 27, 2009, and in the related Letter of Transmittal, which, together with the Offer to Purchase, we refer to as the “Offer.” All references to this Offer to Purchase include any amendments or supplements hereto and all references to the Letter of Transmittal include any amendments or supplements thereto. The Closing Consideration and any amounts paid with respect to the Contingent Payment Rights will be subject to any required withholding of taxes, and no interest will be paid thereon. The Contingent Payment Rights will not be transferable, except under very limited circumstances as described herein. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of January 12, 2009, or the “Merger Agreement”, among MDCO, Offeror and Targanta. The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares that represents at least a majority of the outstanding Shares on a fully diluted basis. See Section 14 — “Conditions of the Offer.” After the completion of the Offer and the satisfaction or waiver of the conditions to the Merger (as defined below), Offeror will merge with and into Targanta, which we refer to as the “Merger”, with Targanta becoming a wholly owned subsidiary of MDCO.

The board of directors of Targanta has (1) determined that the Merger Agreement, the Offer and the Merger are advisable, fair to and in the best interests of Targanta and its stockholders, (2) approved the Merger Agreement, the Offer and the Merger and (3) recommended that Targanta’s stockholders tender their Shares in the Offer and, if necessary, adopt the Merger Agreement and approve the Merger.

IMPORTANT

Any Targanta stockholder wishing to tender Shares in the Offer must, prior to the expiration of the Offer, either (1) complete and sign the accompanying Letter of Transmittal (or a facsimile) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificates evidencing the tendered Shares, and any other required documents, to American Stock Transfer & Trust Company, the Depositary for the Offer, or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares,” or (2) request the stockholder’s broker, dealer, commercial bank, trust company or other nominee to effect the tender of Shares to Offeror. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if the stockholder desires to tender its Shares.

A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may be able to tender Shares by following the procedure for guaranteed delivery set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Questions or requests for assistance may be directed to Georgeson Inc., the Information Agent for the Offer, or to J.P. Morgan Securities Inc., the Dealer Manager for the Offer, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent. Targanta’s stockholders also may contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents. This Offer to Purchase and the related Letter of Transmittal contain important information, and you should read both documents carefully and in their entirety before making a decision with respect to the Offer. You are also urged to obtain a current market quotation for the Shares before making a decision with respect to the Offer. See Section 6 — “Price Range of the Shares; Dividends.”

The Depositary for the Offer is:
American Stock Transfer & Trust Company

The Dealer Manager for the Offer is:
J.P. Morgan Securities Inc.

January 27, 2009

Page

SUMMARY TERM SHEET	1
FREQUENTLY ASKED QUESTIONS	5
INTRODUCTION	10
THE TENDER OFFER	13
1. TERMS OF THE OFFER	13
2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES	14
3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES	15
4. WITHDRAWAL RIGHTS	18
5. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	19
6. PRICE RANGE OF THE SHARES; DIVIDENDS	23
7. POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES FOLLOWING THE ACCEPTANCE TIME; NASDAQ LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS	23
8. INFORMATION CONCERNING TARGANTA	25
9. INFORMATION CONCERNING MDCO AND OFFEROR	27
10. BACKGROUND OF THE OFFER AND THE MERGER; PAST CONTACTS OR NEGOTIATIONS BETWEEN MDCO AND TARGANTA	28
11. PURPOSE OF THE OFFER AND THE MERGER; THE MERGER AGREEMENT; STATUTORY REQUIREMENTS; APPRAISAL RIGHTS; THE CPR AGREEMENT AND CONTINGENT PAYMENT RIGHTS; STOCKHOLDER AGREEMENTS; “GOING PRIVATE” TRANSACTIONS; PLANS FOR TARGANTA	34
12. SOURCE AND AMOUNT OF FUNDS	55
13. DIVIDENDS AND DISTRIBUTIONS	55
14. CONDITIONS OF THE OFFER	56
15. LEGAL MATTERS; REQUIRED REGULATORY APPROVALS	57
16. FEES AND EXPENSES	58
17. MISCELLANEOUS	59
SCHEDULES	I-1
Schedule I. Directors and Executive Officers of MDCO and Offeror	I-1

i

SUMMARY TERM SHEET

This summary term sheet highlights material provisions of this Offer to Purchase and may not contain all of the information that is important to you. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and you should carefully read the complete terms, descriptions and explanations contained in this Offer to Purchase and in the related Letter of Transmittal. All references in this Offer to Purchase to “Offeror,” “we,” “our,” or “us” mean Boxford Subsidiary Corporation.

Securities Sought:	All outstanding shares of common stock, par value $0.0001 per share of Targanta Therapeutics Corporation.
Consideration Offered Per Share:	(1) $2.00 per Share, net to the seller in cash, plus (2) the contractual right to receive up to an additional $4.55 per Share in contingent cash payments if specified regulatory and commercial milestones are achieved within agreed upon time periods. Any payments made as consideration for Shares tendered in the Offer will be subject to any required withholding of taxes, and no interest will be paid thereon. The Contingent Payment Rights will not be transferable, except under very limited circumstances as described herein.
Scheduled Expiration Time:	12:00 midnight, New York City time, at the end of Tuesday, February 24, 2009.
Purchaser:	Boxford Subsidiary Corporation, a wholly owned subsidiary of The Medicines Company.
Minimum Condition:	A majority of the outstanding Shares on a fully diluted basis (where “on a fully diluted basis” means the number of outstanding Shares, together with the Shares that Targanta may be required to issue pursuant to outstanding warrants, options or other obligations under employee stock or similar benefit plans or otherwise, whether or not vested or then exercisable).
Targanta Board of Directors’ Recommendation:	Targanta’s board of directors recommends that Targanta’s stockholders tender their Shares in the Offer and, if necessary, adopt the Merger Agreement and approve the Merger.

Other Information

The Offer is the first step in MDCO’s plan to acquire all outstanding Shares, as provided in the Merger Agreement. If the Offer is successful, MDCO, through its wholly owned subsidiary, will acquire any remaining Shares through the Merger, pursuant to which each remaining outstanding Share (other than (1) any Shares held by Targanta as treasury stock or owned by MDCO, us or any subsidiary of Targanta, MDCO or us and (2) any Shares held by a holder who has not voted in favor of or consented to the Merger and who has properly demanded and perfected his, her or its right to be paid the fair value of such Shares in accordance with the provisions of Section 262 of the General Corporation Law of the State of Delaware, or the “DGCL”) will be automatically canceled and converted into the right to receive the Offer Price. Targanta stockholders will have appraisal rights with respect to the Merger, but not the Offer.

The initial offering period of the Offer will expire at 12:00 midnight, New York City time, at the end of Tuesday, February 24, 2009. “Expiration Date” means 12:00 midnight, New York City time, at the end of Tuesday, February 24, 2009, unless we extend the period during which the Offer is open, in which event the term “Expiration Date” means the latest time and date at which the Offer, as so extended, expires. We may not extend the Expiration Date without the consent of Targanta other than (1) for one or more periods of not more than an aggregate of five business days, if, immediately prior to the scheduled Expiration Date, the Shares validly tendered and not properly withdrawn pursuant to the Offer constitute the Minimum Condition but less than 90% of the outstanding Shares or (2) as required by applicable law, including for any period as required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission, or the “SEC”, or its staff. If, immediately prior to the scheduled Expiration Date, all of the conditions of the Offer (see Section 14 — “Conditions of the Offer”) have not been satisfied or waived, then we are required to extend the Offer for one or more periods of up to 10 business days each, until the earlier of the date on which all of the conditions of the Offer have been satisfied or waived or the date on which the Merger Agreement is terminated in accordance with its terms.

We may, without the consent of Targanta, provide a subsequent offering period for the Offer in accordance with Rule 14d-11 of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.”

If we decide to or are required to extend the Offer, we will issue a press release setting forth the new Expiration Date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date of the Offer.

In addition, Targanta has granted us an irrevocable option to purchase, at a per Share price equal to the Offer Price, up to the number of additional Shares sufficient to cause us to own one Share more than 90% of the outstanding Shares on a fully diluted basis. The number of additional Shares that we can purchase under this “top-up option” is limited to the number of authorized but unissued Shares and any treasury Shares held by Targanta, excluding the number of Shares reserved for issuance pursuant to the exercise of options and warrants. We may exercise this “top-up option” only if, among other things, the Minimum Condition is satisfied. See Section 11 — “Purpose of the Offer and the Merger; the Merger Agreement; Statutory Requirements; Appraisal Rights; the CPR Agreement and Contingent Payment Rights; Stockholder Agreements; ‘Going Private’ Transactions; Plans for Targanta.”

Targanta Board of Directors’ Recommendation

Targanta’s board of directors has:

•	determined that the Merger Agreement, the Offer and the Merger are advisable, fair to and in the best interests of Targanta and its stockholders,

•	approved the Merger Agreement, the Offer and the Merger, and

•	recommended that Targanta’s stockholders tender their Shares in the Offer and, if necessary, adopt the Merger Agreement and approve the Merger.

Conditions and Termination

We are not required to complete the Offer unless the number of Shares validly tendered and not properly withdrawn is at least a majority of the outstanding Shares on a fully diluted basis. As of January 26, 2009, the required minimum number of Shares would have been approximately 12,554,044 Shares.

See Section 11 — “Purpose of the Offer and the Merger; the Merger Agreement; Statutory Requirements; Appraisal Rights; the CPR Agreement and Contingent Payment Rights; Stockholder Agreements; ‘Going Private’ Transactions; Plans for Targanta” and Section 14 — “Conditions of the Offer” in this Offer to Purchase for a description of other conditions to the Offer and MDCO’s and Targanta’s respective rights to terminate the Merger Agreement. The Offer is not conditioned on MDCO obtaining financing.

Procedures for Tendering

If you wish to accept the Offer, please do the following:

•	If you are a record holder (i.e., a stock certificate has been issued to you or you hold Shares in book-entry form), you must complete and sign the enclosed Letter of Transmittal and send it with your stock certificate to the Depositary or follow the procedures described in this Offer to Purchase and the enclosed Letter of Transmittal for book-entry transfer. These materials must reach the Depositary on or prior to the Expiration Date. Detailed instructions are contained in the Letter of Transmittal and in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” in this Offer to Purchase.

•	If you are a record holder but your stock certificate is not available or you cannot deliver your stock certificate to the Depositary on or prior to the Expiration Date, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please call the Information Agent, Georgeson Inc., toll-free at 1-866-257-5108 for assistance. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares” in this Offer to Purchase for further details.

•	If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered in the Offer.

Withdrawal Rights

If, after tendering your Shares in the Offer, you decide that you do not want to accept the Offer, you can withdraw your Shares by so instructing the Depositary in writing on or prior to the Expiration Date. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 4 — “Withdrawal Rights” for further details.

Recent Targanta Trading Prices

On January 12, 2009, the last full trading day prior to the announcement of the execution of the Merger Agreement, the reported closing price for the Shares on The Nasdaq Global Market, or “Nasdaq”, was $1.16 per Share. On January 26, 2009, the last full trading day prior to the date of this Offer to Purchase, the reported closing price for the Shares on Nasdaq was $2.45 per Share. See Section 6 — “Price Range of the Shares; Dividends” for further details. Before deciding whether to tender your Shares in the Offer, you should obtain a current market quotation for the Shares.

If the Offer is successful, we expect the Shares to continue to be traded on Nasdaq until the time of the Merger, although we expect trading volume to be significantly below the trading volume before the commencement of the Offer. Please note that the time period between completion of the Offer and the Merger may be very short. See Section 7 — “Possible Effects of the Offer on the Market for the Shares Following the Acceptance Time; Nasdaq Listing; Exchange Act Registration; Margin Regulations” for further details.

U.S. Federal Income Tax Consequences of Tendering or Exchanging Your Shares

The sale or exchange of Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, if you receive the Closing Consideration and Contingent Payment Rights in exchange for Shares pursuant to the Offer or the Merger, you should recognize gain or loss for U.S. federal income tax purposes. The amount, timing and character of any gain or loss that you recognize will depend on the U.S. federal income tax treatment of the Contingent Payment Rights, with respect to which there is substantial uncertainty. See Section 5 — “Material U.S. Federal Income Tax Consequences” for further details.

Further Information

You may contact Georgeson Inc. or J.P. Morgan Securities Inc. at the addresses and telephone numbers listed below if you have any questions about the Offer. Georgeson Inc. is acting as the Information Agent for the Offer and J.P. Morgan Securities Inc. is acting as the Dealer Manager for the Offer.

The Information Agent for the Offer is:

Georgeson Inc.
199 Water Street, 26th Floor
New York, New York 10038
Banks and Brokers Call: 1-212-440-9800
All Others Call Toll-Free: 1-866-257-5108

The Dealer Manager for the Offer is:

J.P. Morgan Securities Inc.
383 Madison Avenue, 5th Floor
New York, New York 10179
Call Toll-Free: 1-877-371-5947

FREQUENTLY ASKED QUESTIONS

The following are answers to some of the questions you, as a Targanta stockholder, may have about the Offer. We urge you to carefully read this Offer to Purchase in its entirety and the Letter of Transmittal and the other documents to which we have referred because the information in the Summary Term Sheet and this section is not complete. Additional important information is contained in the other sections of this Offer to Purchase and the Letter of Transmittal.

Who is offering to purchase my Shares?

We are Boxford Subsidiary Corporation, a newly formed Delaware corporation and a wholly owned subsidiary of The Medicines Company, a Delaware corporation. We were formed for the purpose of making the Offer and consummating the Merger. See the “Introduction” to this Offer to Purchase and Section 9— “Information Concerning MDCO and Offeror.”

MDCO is focused on advancing the treatment of critical care patients through the delivery of innovative, cost-effective medicines to the worldwide hospital marketplace. MDCO markets Angiomax® (bivalirudin) in the United States and other countries for use in patients undergoing coronary angioplasty, and Cleviprex® (clevidipine butyrate) injectable emulsion in the United States for the reduction of blood pressure when oral therapy is not feasible or not desirable. MDCO also has an investigational antiplatelet agent, cangrelor, in late-stage development and a serine protease inhibitor, CU-2010, in early-stage development.

How much consideration are you offering and in what form of payment?

For each Share tendered and accepted for payment in the Offer, we are offering (1) $2.00, net to you in cash, plus (2) the contractual right to receive up to an additional $4.55 in contingent cash payments if specified regulatory and commercial milestones are achieved within agreed upon time periods, as further described below. The Closing Consideration and any amounts paid with respect to the Contingent Payment Rights will be subject to any required withholding of taxes, and no interest will be paid thereon.

What are the regulatory and commercial milestones that must be met for the contingent cash payments to be made?

Each Contingent Payment Right will represent the contractual right to receive up to four additional cash payments if the following regulatory and commercial milestones are achieved within the specified time periods:

•	If MDCO or a MDCO Affiliated Party (as defined below) obtains approval from the European Medicines Agency for a marketing authorization application for oritavancin, a novel antibiotic candidate being developed by Targanta, for the treatment of complicated skin and skin structure infections, or “cSSSI”, on or before December 31, 2013, each holder of a Contingent Payment Right will be entitled to receive a cash payment equal to (1) $1.00 per Contingent Payment Right if such approval is granted on or before December 31, 2009, (2) $0.75 per Contingent Payment Right if such approval is granted between January 1, 2010 and June 30, 2010 or (3) $0.50 per Contingent Payment Right if such approval is granted between July 1, 2010 and December 31, 2013.

•	If MDCO or a MDCO Affiliated Party obtains final approval from the U.S. Food and Drug Administration for a new drug application for oritavancin for the treatment of cSSSI (1) within 40 months after the date the first patient is enrolled in a Phase III clinical trial of cSSSI that is initiated by MDCO or a MDCO Affiliated Party after the date of the Merger Agreement and (2) on or before December 31, 2013, each holder of a Contingent Payment Right will be entitled to receive a cash payment equal to $0.50 per Contingent Payment Right.

•	If MDCO or a MDCO Affiliated Party obtains final U.S. Food and Drug Administration approval for a new drug application for the use of oritavancin for the treatment of cSSSI administered by a single dose intravenous infusion (1) within 40 months after the date the first patient is enrolled in a Phase III clinical trial of cSSSI that is initiated by MDCO or a MDCO Affiliated Party after the date of the

Merger Agreement and (2) on or before December 31, 2013, each holder of a Contingent Payment Right will be entitled to receive a cash payment equal to $0.70 per Contingent Payment Right. This payment may become payable simultaneously with the payment described in the previous bullet above.

•	If aggregate net sales by or on behalf of MDCO or its affiliates, licensees and sublicensees of oritavancin in four consecutive calendar quarters ending on or before December 31, 2021 reach or exceed $400 million, each holder of a Contingent Payment Right will be entitled to receive a cash payment equal to $2.35 per Contingent Payment Right. For information about the determination of net sales, see Section 11 — “Purpose of the Offer and the Merger; the Merger Agreement; Statutory Requirements; Appraisal Rights; the CPR Agreement and Contingent Payment Rights; Stockholder Agreements; ‘Going Private’ Transactions; Plans for Targanta.”

“MDCO Affiliated Party” means an affiliate of MDCO, a successor or assign of MDCO, or a licensee or collaborator of MDCO.

Is it possible that no payments will become payable to the holders of Contingent Payment Rights?

If a regulatory or commercial milestone described above is not met, no payment will become payable to the holders of Contingent Payment Rights with respect to that milestone. It is possible that none of the regulatory and commercial milestones described above will be achieved, in which case you will receive only the Closing Consideration for any Shares you tender in the Offer. It is not possible to predict whether or how many payments will become payable with respect to the Contingent Payment Rights or, if one or more contingent cash payments become payable, the exact timing or, in some cases, the amount of those contingent cash payments.

May I transfer my Contingent Payment Rights?

The Contingent Payment Rights will not be transferable except:

•	on death by will or intestacy,

•	pursuant to a court order,

•	by operation of law,

•	in the case of Contingent Payment Rights held in book-entry or other similar nominee form, from a nominee to a beneficial owner, to the extent allowable by the Book-Entry Transfer Facility (as defined below), and

•	a transfer to MDCO in connection with the holder’s abandonment of all rights therein.

Are there other material terms of the contingent cash payments?

In addition to the terms and conditions described above, the Contingent Payment Rights will not have any voting or dividend rights and will not represent any equity or ownership interest in MDCO, Targanta or us. No interest will accrue or be payable in respect of any of the amounts that may become payable on the Contingent Payment Rights.

Will I have to pay any fees or commissions?

If you are the record holder of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses or stock transfer taxes. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee or commission for doing so. You should consult with your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

What does Targanta’s board of directors think of the Offer?

Targanta’s board of directors has recommended that you tender your Shares into the Offer. See the “Introduction” to this Offer to Purchase and Section 10 — “Background of the Offer and the Merger; Past Contacts or Negotiations Between MDCO and Targanta.”

Have any Targanta stockholders agreed to tender their Shares?

Yes. Certain stockholders of Targanta have entered into stockholder agreements with MDCO, which provide, among other things, that these stockholders will irrevocably tender their Shares in the Offer and not withdraw such Shares once tendered. The Shares subject to these stockholder agreements represent approximately 36% of the outstanding Shares as of January 12, 2009 (and approximately 30% of the Shares then estimated to be deemed outstanding for purposes of determining the Minimum Condition). See the “Introduction” to this Offer to Purchase and Section 11 — “Purpose of the Offer and the Merger; the Merger Agreement; Statutory Requirements; Appraisal Rights; the CPR Agreement and Contingent Payment Rights; Stockholder Agreements; ‘Going Private’ Transactions; Plans for Targanta.”

How long do I have to decide whether to tender in the Offer?

Unless we extend the Expiration Date, you will have until 12:00 midnight, New York City time, at the end of Tuesday, February 24, 2009, to tender your Shares in the Offer. In limited circumstances, we may extend the Expiration Date without the consent of Targanta. See Section 11 — “Purpose of the Offer and the Merger; the Merger Agreement; Statutory Requirements; Appraisal Rights; the CPR Agreement and Contingent Payment Rights; Stockholder Agreements; ‘Going Private’ Transactions; Plans for Targanta.”

We may not extend the Expiration Date without the consent of Targanta other than:

•	for one or more periods of not more than an aggregate of five business days, if, immediately prior to the scheduled Expiration Date, the Shares validly tendered and not properly withdrawn pursuant to the Offer constitute the Minimum Condition but less than 90% of the outstanding Shares, or

•	as required by applicable law, including for any period as required by any rule, regulation, interpretation or position of the SEC or its staff.

If, immediately prior to the scheduled Expiration Date, all of the conditions of the Offer (see Section 14 — “Conditions of the Offer”) have not been satisfied or waived, then we are required to extend the Offer for one or more periods of up to 10 business days each, until the earlier of the date on which all of the conditions of the Offer have been satisfied or waived or the date on which the Merger Agreement is terminated in accordance with its terms.

If you cannot deliver everything that is required to tender your Shares by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1 — “Terms of the Offer” and Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

How do I tender my Shares?

To tender your Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal, to the Depositary on or prior to the Expiration Date. If your Shares are held in street name, your Shares can be tendered by your nominee through the Depositary. If you cannot deliver a required item to the Depositary by the Expiration Date, you may be able to obtain additional time to do so by having a broker, bank or other fiduciary that is a member of the Security Transfer Agent Medallion Signature Program guarantee that the missing items will be received by the Depositary within three trading days. However, the Depositary must receive the missing items within that three-trading-day period or your Shares will not be validly tendered. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Can holders of vested stock options and holders of vested warrants participate in the Offer?

The Offer is only for outstanding Shares and not for any options or warrants to acquire Shares. If you hold vested but unexercised stock options and you wish to participate in the Offer, you must exercise your stock options in accordance with the terms of the applicable stock option plan and your stock option agreement, and tender the Shares received upon the exercise in accordance with the terms of the Offer. If you hold vested but unexercised warrants and you wish to participate in the Offer, you must exercise your warrants in accordance with their terms, and tender the Shares received upon the exercise in accordance with the terms of the Offer. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

Is your financial condition relevant to my decision to tender in the Offer?

We do not believe that our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because:

•	we were organized solely in connection with the Merger Agreement and the Offer, the Merger and the other transactions contemplated by the Merger Agreement, which, together with the Offer and the Merger, we refer to as the “Transactions”, and have not carried on any activities other than in connection with the Transactions;

•	we, through our parent company, MDCO, will have sufficient funds and financial resources available to pay the Closing Consideration to each stockholder who validly tenders his, her or its Shares in the Offer;

•	MDCO, which has agreed to make any payments that may become payable with respect to the Contingent Payment Rights, had cash and cash equivalents as of December 31, 2008 that exceeds the total maximum amount that may become payable with respect to the Contingent Payment Rights and anticipates that it will continue to have cash and cash equivalents that exceed the total maximum amount that may be payable at any time with respect to the Contingent Payment Rights;

•	the Offer is not subject to any financing condition; and

•	if we consummate the Offer, we will acquire all remaining Shares in the Merger for the same consideration as the Offer Price.

See Section 12 — “Source and Amount of Funds.”

Will the Offer be followed by a merger?

Yes, unless the conditions to the Merger are not satisfied or waived. In the Merger, we will acquire all remaining Shares in the Merger for the same consideration as the Offer Price. If the Merger takes place, following the Merger MDCO will own all of the Shares, and all Targanta stockholders who did not tender their Shares in the Offer and do not properly exercise appraisal rights will receive the Offer Price. See Section 11 — “Purpose of the Offer and the Merger; the Merger Agreement; Statutory Requirements; Appraisal Rights; the CPR Agreement and Contingent Payment Rights; Stockholder Agreements; ‘Going Private’ Transactions; Plans for Targanta” and Section 14 — “Conditions of the Offer” for a description of the conditions to the Merger.

If I decide not to tender, how will the Offer affect my Shares?

If you do not tender your Shares in the Offer and the Merger takes place, your Shares will be automatically canceled and converted into the right to receive the Offer Price, unless you properly exercise appraisal rights under Delaware law. Accordingly, if the Merger takes place, the differences to you between tendering your Shares and not tendering your Shares in the Offer are that if you tender your Shares in the Offer, you will be paid earlier and you will not have appraisal rights under Delaware law. If the Merger does not close immediately after the Offer closes, the number of stockholders and number of Shares that are still in the hands of the public may be so small that there may no longer be a liquid public trading market for the

Shares. In addition, if as a result of the purchase of Shares in the Offer, the Shares no longer meet the guidelines for continued listing on Nasdaq the quotation for the Shares on Nasdaq may be discontinued and the Shares may not be eligible for listing on any other market or securities exchange. In addition, Targanta may also cease making filings with the SEC or otherwise no longer be required to comply with certain SEC rules and filing obligations relating to publicly held companies, and the Shares may cease to be “margin securities”.

Who should I call if I have questions about the Offer? Where can I obtain additional copies of the offer documents?

Questions or requests for assistance may be directed to Georgeson Inc., the Information Agent for the Offer, or to J.P. Morgan Securities Inc., the Dealer Manager for the Offer, at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent.

To: All Holders of Shares of Common Stock of Targanta Therapeutics Corporation:

INTRODUCTION

Boxford Subsidiary Corporation, or the “Offeror”, a Delaware corporation and a wholly owned subsidiary of The Medicines Company, a Delaware corporation, or “MDCO”, is offering to purchase all of the outstanding shares of common stock, par value $0.0001 per share, or the “Shares”, of Targanta Therapeutics Corporation, or “Targanta”, for consideration of (1) $2.00 per Share, net to the seller in cash (such amount or any greater amount per Share paid at closing pursuant to the Offer (as defined below), the “Closing Consideration”), plus (2) the contractual right to receive up to an additional $4.55 per Share in contingent cash payments if specified regulatory and commercial milestones are achieved within agreed upon time periods (the rights to such amount or to any greater contingent cash payments per Share that are offered pursuant to the Offer, the “Contingent Payment Rights”), which, together with the Closing Consideration, we refer to as the “Offer Price”, upon the terms and subject to the conditions set forth in this Offer to Purchase, dated January 27, 2009, and in the related Letter of Transmittal, which, together with the Offer to Purchase, we refer to as the “Offer.” All references to this Offer to Purchase include any amendments or supplements hereto and all references to the Letter of Transmittal include any amendments or supplements thereto. The Closing Consideration and any amounts paid with respect to the Contingent Payment Rights will be subject to any required withholding of taxes, and no interest will be paid thereon. The Contingent Payment Rights will not be transferable, except under very limited circumstances as described herein.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of January 12, 2009, or the “Merger Agreement”, among MDCO, us and Targanta. The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares that represents at least a majority of the outstanding Shares on a fully diluted basis (where “on a fully diluted basis” means the number of Shares outstanding, together with the Shares that Targanta may be required to issue pursuant to outstanding warrants, options or other obligations under employee stock or similar benefit plans or otherwise, whether or not vested or then exercisable) (the “Minimum Condition”). The Offer also is subject to certain other terms and conditions. See Section 14 — “Conditions of the Offer.” After the completion of the Offer and the satisfaction or waiver of the conditions to the Merger (as defined below), we have agreed to merge with and into Targanta, which we refer to as the “Merger”, with Targanta becoming a wholly owned subsidiary of MDCO.

If you are the record holder of Shares and tender directly to us in the Offer, you will not be obligated to pay brokerage fees or similar expenses or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the sale of Shares pursuant to the Offer. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should check with those institutions as to whether or not they charge any fee or commission. In addition, if you do not complete and sign a Form W-9 or Substitute Form W-9 (a copy of which is included in the Letter of Transmittal), you may be subject to a required backup U.S. federal income tax withholding of 28% of the Closing Consideration and any payments with respect to the Contingent Payment Rights you receive. See Section 3 — “Procedures for Accepting the Offer and Tendering Shares.” We will pay all charges and expenses of American Stock Transfer & Trust Company, as Depositary for the Offer, Georgeson Inc., as Information Agent for the Offer, and J.P. Morgan Securities Inc., as Dealer Manager for the Offer, incurred in connection with the Offer.

Targanta’s board of directors has (1) determined that the Merger Agreement, the Offer and the Merger are advisable, fair to and in the best interests of Targanta and its stockholders, (2) approved the Merger Agreement, the Offer and the Merger, and (3) recommended that Targanta’s stockholders tender their Shares in the Offer and, if necessary, adopt the Merger Agreement and approve the Merger.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase all outstanding Shares validly tendered and not properly withdrawn in accordance with the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” on or prior to the Expiration Date. “Expiration Date” means 12:00 midnight, New York City time, at the end of Tuesday, February 24, 2009, unless we extend the period during which the Offer is open, in which event the term “Expiration Date” means the latest time and date at which the Offer, as so extended, expires. We may not extend the Expiration Date without the consent of Targanta other than (1) for one or more periods of not more than an aggregate of five business days, if, immediately prior to the scheduled Expiration Date, the Shares validly tendered and not properly withdrawn pursuant to the Offer constitute the Minimum Condition but less than 90% of the outstanding Shares or (2) as required by applicable law, including for any period as required by any rule, regulation, interpretation or position of the SEC or its staff. If, immediately prior to the scheduled Expiration Date, all of the conditions of the Offer (see Section 14 — “Conditions of the Offer”) have not been satisfied or waived, then we are required to extend the Offer for one or more periods of up to 10 business days each, until the earlier of the date on which all of the conditions of the Offer have been satisfied or waived or the date on which the Merger Agreement is terminated in accordance with its terms.

We may, without the consent of Targanta, provide a subsequent offering period for the Offer in accordance with Rule 14d-11 of the Securities Exchange Act of 1934, as amended, or the “Exchange Act”, following our acceptance for payment of Shares in the Offer.

In addition, Targanta has granted us an irrevocable option to purchase, at a per Share price equal to the Offer Price, up to the number of additional Shares sufficient to cause us to own one Share more than 90% of the outstanding Shares on a fully diluted basis. The number of additional Shares that we can purchase under this “top-up option” is limited to the number of authorized but unissued Shares and any treasury Shares held by Targanta, excluding the number of Shares reserved for issuance pursuant to the exercise of options and warrants. We may exercise this “top-up option” only if, among other things, the Minimum Condition is satisfied. See Section 11 — “Purpose of the Offer and the Merger; the Merger Agreement; Statutory Requirements; Appraisal Rights; the CPR Agreement and Contingent Payment Rights; Stockholder Agreements; ‘Going Private’ Transactions; Plans for Targanta.”

Following the consummation of the Offer and the satisfaction or waiver of the conditions to the Merger, the Merger will occur, pursuant to which we will merge with and into Targanta, with Targanta continuing as the surviving corporation, or the “Surviving Corporation”, after the Merger. In the Merger, each outstanding Share (other than (1) any Shares held by Targanta as treasury stock or owned by MDCO, us or any subsidiary of Targanta, MDCO or us and (2) any Shares held by a holder who has not voted in favor of or consented to the Merger and who has properly demanded and perfected his, her or its right to be paid the fair value of such Shares in accordance with the provisions of Section 262 of the General Corporation Law of the State of Delaware, or the “DGCL”,) will be automatically canceled and converted into the right to receive the Offer Price. Section 11 — “Purpose of the Offer and the Merger; the Merger Agreement; Statutory Requirements; Appraisal Rights; the CPR Agreement and Contingent Payment Rights; Stockholder Agreements; ‘Going Private’ Transactions; Plans for Targanta” contains a more detailed description of the Merger Agreement. Section 5 — “Material U.S. Federal Income Tax Consequences” describes the material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer (including any subsequent offering period) or the Merger.

Approval of the Merger requires the affirmative vote of holders of at least a majority of the outstanding Shares. As a result, if the Minimum Condition is satisfied and the other conditions to the Offer are satisfied or waived and the Offer is completed, we will own a sufficient number of Shares to ensure that the Merger will be approved by Targanta’s stockholders. See Section 11 — “Purpose of the Offer and the Merger; the Merger Agreement; Statutory Requirements; Appraisal Rights; the CPR Agreement and Contingent Payment Rights; Stockholder Agreements; ‘Going Private’ Transactions; Plans for Targanta.”

At a meeting of the board of directors of Targanta on January 11, 2009, Leerink Swann LLC, or “Leerink”, Targanta’s financial advisor, delivered its oral opinion, which opinion was subsequently confirmed in writing on January 11, 2009 and reissued on January 12, 2009, to the effect that, based upon and subject to the various assumptions and limitations set forth in the written opinion, the consideration of (1) $2.00 in cash per Share (or such higher price per Share that may be paid as the closing payment in the Offer), plus (2) the contractual right to receive up to an additional $4.55 per Share in contingent cash payments if specified regulatory and commercial milestones are achieved within agreed upon time periods, to be received by holders of Shares in the Offer and the Merger, taken together, is fair, from a financial point of view, to such holders. The full text of Leerink’s written opinion, dated January 12, 2009, is attached as Annex II to Targanta’s Solicitation/Recommendation Statement on Schedule 14D-9, or the “Schedule 14D-9”, which has been filed by Targanta as of the date hereof with the U.S. Securities and Exchange Commission, or “SEC”, in connection with the Offer and is being mailed to holders of Shares concurrently with this Offer to Purchase and the related Letter of Transmittal. Holders of Shares are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken. Leerink’s opinion was provided for the use and benefit of the board of directors of Targanta in connection with, and for the purpose of, its evaluation of the Offer Price from a financial point of view and does not address any other aspect of the Offer or the Merger. The opinion does not address the merits of the underlying decision by Targanta to engage in the transactions provided for in the Merger Agreement and does not constitute a recommendation to any stockholder as to whether such stockholder should tender any shares pursuant to the Offer or how such stockholder should vote on the adoption of the Merger Agreement or any matter related thereto.

Targanta has informed MDCO that each executive officer and director of Targanta who owns Shares has advised Targanta that he or she presently intends to tender in the Offer all Shares that he or she owns of record or beneficially, other than any Shares that if tendered would cause him or her to incur liability under the short-swing profits recovery provisions of the Exchange Act. The foregoing does not include any Shares over which, or with respect to which, any such executive officer or director acts in a fiduciary or representative capacity or is subject to the instructions of a third party with respect to such tender. In addition, certain stockholders of Targanta have entered into stockholder agreements with MDCO, which provide, among other things, that these stockholders will irrevocably tender their Shares in the Offer and not withdraw such Shares once tendered. We and MDCO have included the form of the Stockholder Agreement as an exhibit to the Tender Offer Statement on Schedule TO that we and MDCO have filed with the SEC. The Shares subject to the Stockholder Agreements represent approximately 36% of the outstanding Shares as of January 12, 2009 (and approximately 30% of the Shares then estimated to be deemed outstanding for purposes of determining the Minimum Condition).

The Offer is conditioned upon the fulfillment of the conditions described in Section 14 — “Conditions of the Offer.” The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of Tuesday, February 24, 2009, unless the Offer is extended.

This Offer to Purchase and the related Letter of Transmittal contain important information that Targanta’s stockholders should read carefully before making any decision with respect to the Offer.

THE TENDER OFFER

1.	TERMS OF THE OFFER.

We are offering to purchase all of the outstanding Shares. According to Targanta, as of January 26, 2009, there were 20,991,316 Shares issued and outstanding. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase all Shares validly tendered and not properly withdrawn in accordance with the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares”, on or prior to the Expiration Date. We may not extend the Expiration Date without the consent of Targanta other than (1) for one or more periods of not more than an aggregate of five business days, if, immediately prior to the scheduled Expiration Date, the Shares validly tendered and not properly withdrawn pursuant to the Offer constitute the Minimum Condition but less than 90% of the outstanding Shares or (2) as required by applicable law, including for any period as required by any rule, regulation, interpretation or position of the SEC or its staff. If, immediately prior to the scheduled Expiration Date, all of the conditions of the Offer (see Section 14 — “Conditions of the Offer”) have not been satisfied or waived, then we are required to extend the Offer for one or more periods of up to 10 business days each, until the earlier of the date on which all of the conditions of the Offer have been satisfied or waived or the date on which the Merger Agreement is terminated in accordance with its terms. If we extend the Expiration Date, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and subject to your right to withdraw your Shares. You may withdraw any Shares that you have previously tendered at any time on or prior to the Expiration Date, as it may be extended from time to time. See Section 4 — “Withdrawal Rights.”

We may, without the consent of Targanta, provide a subsequent offering period for the Offer in accordance with Rule 14d-11 of the Exchange Act. A subsequent offering period, if one is provided, will allow Targanta’s stockholders to tender Shares after the Expiration Date and receive the same consideration that was paid in the Offer. In any subsequent offering period, you may tender Shares using the same procedures applicable to the Offer (except that Shares tendered may not be withdrawn) and we will immediately accept and promptly pay for Shares as they are tendered. In the event that we extend the Offer or provide a subsequent offering period, we will provide an announcement to that effect to a national news service no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The Expiration Date for the Offer is currently scheduled for 12:00 midnight, New York City time, at the end of Tuesday, February 24, 2009.

Subject to the applicable regulations of the SEC and the terms of the Merger Agreement, we also reserve the right, at any time or from time to time, to (1) after the Expiration Date, allow the Offer to expire if any condition referred to in Section 14 — “Conditions of the Offer” has not been satisfied or upon the occurrence of any event specified in Section 14 — “Conditions of the Offer”; and (2) waive any condition to the Offer (other than the Minimum Condition, which may be waived only with Targanta’s prior written consent). We acknowledge that Rule 14e-1(c) under the Exchange Act requires us to pay the Offer Price or return the Shares tendered promptly after the termination or withdrawal of the Offer.

The rights that we reserve in the preceding paragraph are in addition to our rights pursuant to Section 14 — “Conditions of the Offer.” Any extension, delay, termination, waiver or amendment will be followed promptly by public announcement. The announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of material changes), and without limiting the manner in which MDCO and we may choose to make any public announcement, MDCO and we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to a national news service.

If we make a material change in the terms of the Offer, or if we waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by applicable law and the applicable interpretations and regulations of the SEC. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of 10 business days may be required to allow for adequate dissemination and investor response. Accordingly, if, on or prior to the Expiration Date, we decrease the number of Shares being sought or the Offer Price (either of which would require the consent of Targanta), increase the Offer Price or change the terms of the Contingent Payment Rights, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of the increase or decrease is first published, sent or given to Targanta’s stockholders, we will extend the Offer at least until the expiration of that period of 10 business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday.

The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition. See Section 14 — “Conditions of the Offer.” We reserve the right (but are not obligated), in accordance with applicable rules and regulations of the SEC and with the Merger Agreement, to waive any or all of the conditions of the Offer other than the Minimum Condition, which may be waived only with Targanta’s prior written consent. In the event that we waive any condition described in Section 14 — “Conditions of the Offer”, the SEC may, if the waiver is deemed to constitute a material change to the information previously provided to Targanta’s stockholders, require that the Offer remain open for an additional period of time or that MDCO and we disseminate information concerning such waiver, or both.

Targanta has provided MDCO and us with its stockholder list and security position listings for the purpose of disseminating the Offer to Targanta’s stockholders. MDCO and we will mail this Offer to Purchase, the related Letter of Transmittal and, if required, other relevant materials to record holders of Shares, and MDCO and we will furnish the materials to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, that are listed as participants in a clearing agency’s security position listing, for forwarding to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

Upon the terms and subject to the conditions of the Offer (including, if we extend or amend the Offer, the terms and conditions of the Offer as so extended or amended) and the applicable regulations of the SEC, we will purchase, by accepting for payment, and will pay for, all outstanding Shares validly tendered and not properly withdrawn (as permitted by Section 4 — “Withdrawal Rights”) on or prior to the Expiration Date, promptly after the Expiration Date following the satisfaction or waiver of the conditions to the Offer described in Section 14 — “Conditions of the Offer.” If we include a subsequent offering period, we will immediately accept and promptly pay for Shares as they are tendered during the subsequent offering period.

In all cases, we have agreed to pay for Shares accepted for payment in the Offer only after timely receipt by the Depositary of:

•	certificates representing the Shares, or “Share Certificates”, or timely confirmation of the book-entry transfer of the Shares, which we refer to as “Book-Entry Confirmation”, into the Depositary’s account at The Depository Trust Company, or the “Book-Entry Transfer Facility”, pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares”;

•	the Letter of Transmittal or a facsimile thereof, properly completed and duly executed, with any required signature guarantees or an Agent’s Message (as defined below) in connection with a book-entry transfer; and

•	any other documents that the Letter of Transmittal requires.

“Agent’s Message” means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which message states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

For purposes of the Offer, we will be deemed to have accepted for payment, and purchased, outstanding Shares validly tendered and not properly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the Closing Consideration for the Shares with the Depositary, which will act as agent for tendering Targanta stockholders for the purpose of receiving the Closing Consideration from us and transmitting the Closing Consideration for Shares validly tendered and not properly withdrawn, and by the execution of the Contingent Payment Rights Agreement, or the “CPR Agreement”, by MDCO and American Stock Transfer & Trust Company, as Rights Agent.

Any contingent cash payments will be made in accordance with the terms and conditions set forth in the CPR Agreement that MDCO and American Stock Transfer & Trust Company, as Rights Agent, will enter into at or immediately prior to the Effective Time. We and MDCO have included the form of the CPR Agreement as an exhibit to the Tender Offer Statement on Schedule TO that we and MDCO have filed with the SEC. The Contingent Payment Rights will not be evidenced by any certificates.

If we do not purchase any tendered Shares pursuant to the Offer for any reason, or if you submit Share Certificates representing more Shares than you wish to tender, we will return Share Certificates representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Depositary’s account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares”, Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

If, on or prior to the Expiration Date, we increase the consideration offered to Targanta’s stockholders in the Offer, we will pay the increased consideration to all Targanta stockholders from whom we purchase Shares in the Offer, whether or not Shares were tendered before the increase in consideration. As of the date of this Offer to Purchase, we have no intention to increase the consideration in the Offer.

We reserve the right, subject to the provisions of the Merger Agreement, to transfer or assign, in whole or from time to time in part, to one or more of our subsidiaries or affiliates, the right to purchase all or any portion of the Shares tendered in the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and not properly withdrawn and accepted for payment in the Offer. In addition, any such transfer or assignment may require the Expiration Date of the Offer to be extended under applicable law.

3.	PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

Valid Tender of Shares.  Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal (or a facsimile), properly completed and signed, together with any required signature guarantees, or an Agent’s Message in connection with a delivery of Shares by book-entry transfer, and any other documents that the Letter of Transmittal requires at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, and either (1) you must deliver Share Certificates to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive Book-Entry Confirmation, in each case, on or prior to the Expiration Date, or (2) you must comply with the guaranteed delivery procedures set forth below.

The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at your option and sole risk, and delivery will be considered made only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is encouraged and strongly recommended. In all cases, you should allow sufficient time to ensure timely delivery on or prior to the Expiration Date.

Book-Entry Transfer.  The Depositary will make a request to establish an account with respect to Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer the Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures. However, although Shares may be delivered through book-entry transfer into the Depositary’s account at a Book-Entry Transfer Facility, the Depositary must receive the Letter of Transmittal (or a facsimile), properly completed and signed, with any required signature guarantees, or an Agent’s Message, and any other required documents, at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or you must comply with the guaranteed delivery procedure set forth below.

Delivery of documents to a Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

For Shares to be validly tendered during a subsequent offering period, you must comply with the foregoing procedures, except that required documents and Share Certificates must be received during the subsequent offering period. The guaranteed delivery procedure described below is not applicable to a subsequent offering period.

The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well your representation and warranty that you have the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Offer.

Signature Guarantees.  A bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or any other “eligible guarantor institution” as defined in Rule 17Ad-15 under the Exchange Act, which we refer to individually as an “Eligible Institution” and collectively as “Eligible Institutions”, must guarantee signatures on all Letters of Transmittal, unless the Shares tendered are tendered by a registered holder of Shares that has not completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” in the Letter of Transmittal or for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

If Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered Share Certificates must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

If Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile) must accompany each delivery of Share Certificates.

Guaranteed Delivery.  If you want to tender Shares in the Offer and your Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the

Expiration Date or the procedures for book-entry transfer cannot be completed on time, your Shares may nevertheless be tendered if you comply with all of the following guaranteed delivery procedures:

•	your tender is made by or through an Eligible Institution;

•	the Depositary receives, as described below, a properly completed and signed Notice of Guaranteed Delivery on or prior to the Expiration Date, substantially in the form made available by us; and

•	the Depositary receives the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or a facsimile), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message) and any other documents required by the Letter of Transmittal within three Nasdaq trading days after the date of execution of the Notice of Guaranteed Delivery.

You may deliver the Notice of Guaranteed Delivery by hand, mail or facsimile transmission to the Depositary. The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Notwithstanding any other provision of the Offer, we will pay for Shares only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, the Shares, a properly completed and duly executed Letter of Transmittal (or facsimile of the Letter of Transmittal), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message) and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering Targanta stockholders at the same time, and will depend upon when the Depositary receives Share Certificates or Book-Entry Confirmation that the Shares have been transferred into the Depositary’s account at a Book-Entry Transfer Facility, as the case may be.

Backup U.S. Federal Income Tax Withholding.  Under U.S. federal income tax laws, the Depositary will generally be required to report to a U.S. holder and to the Internal Revenue Service any Closing Consideration paid to a U.S. holder in exchange for Shares sold pursuant to the Offer, and may be required to “backup withhold” 28% of any such payment. In addition, payments with respect to the Contingent Payment Rights may be subject to backup withholding and information reporting. To avoid such backup withholding, a U.S. holder should provide the Depositary, the Rights Agent or other applicable person a properly completed Form W-9 or Substitute Form W-9 (a copy of which is included in the Letter of Transmittal), signed under penalties of perjury, including such U.S. holder’s current Taxpayer Identification Number, or “TIN”, and other certifications. If the U.S. holder does not provide the Depositary with a TIN and other required certifications, the Depositary will backup withhold 28% of payments made to the U.S. holder (unless the U.S. holder is an exempt recipient as described in the next sentence and demonstrates this fact). Certain U.S. holders (including, among others, corporations) are generally exempt from the backup withholding and reporting requirements. See Instruction 11 of the Letter of Transmittal. Non-U.S. holders will be subject to, in certain circumstances, backup withholding, unless the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the U.S. Internal Revenue Code of 1986, as amended, or the “Code”) or such holder otherwise establishes an exemption. You should consult your own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service. You should consult your own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

Appointment as Proxy.  By executing the Letter of Transmittal (or, in the case of a book-entry transfer, by delivery of an Agent’s Message), you irrevocably appoint our designees, and each of them, as your agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of your rights with respect to Shares that you tender and that we accept for payment and with respect to any and all other Shares and other securities or rights issued or issuable in respect of those Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. This appointment will be effective when, and only to the extent that, we accept your Shares for payment in accordance with the terms of the Offer. Upon acceptance for payment, all other powers of attorney and proxies given by you with respect to your Shares and other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by you (and, if given, will not be deemed effective). Our designees will, with respect to the Shares and other securities and rights for which the appointment is effective, be empowered to exercise all of your voting and other rights as they, in their sole discretion, may deem proper at any annual or special meeting of Targanta’s stockholders, or any adjournment or postponement thereof, or by consent in lieu of any such meeting of Targanta’s stockholders or otherwise. In order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, we or our designee must be able to exercise full voting rights with respect to Shares and other securities, including voting at any meeting of Targanta’s stockholders.

Determination of Validity.  We will, in our sole discretion, determine all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, which determination will be final and binding on all parties. We reserve the absolute right, subject to the terms of the Merger Agreement and applicable law, to reject any or all tenders determined by us not to be in proper form or the acceptance of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer, except the Minimum Condition (which waiver requires Targanta’s prior written consent) or any defect or irregularity in any tender of Shares by any particular Targanta stockholder, whether or not similar defects or irregularities are waived in the case of other Targanta stockholders. Our interpretation of the terms and conditions of the Offer will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to the tender have been cured or waived by us. We will not be, and none of MDCO or any of its affiliates or assigns, the Depositary, the Information Agent, the Dealer Manager or any other person or entity will be, under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Tender Constitutes Binding Agreement.  Our acceptance for payment of Shares validly tendered according to any of the procedures described above and in the Instructions to the Letter of Transmittal will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms and conditions of such extension or amendment).

4.	WITHDRAWAL RIGHTS.

Other than during a subsequent offering period, you may withdraw Shares that you have previously tendered in the Offer at any time on or prior to the Expiration Date (including any extension of such date), and, unless theretofore accepted for payment as provided in this Offer to Purchase, you may also withdraw such Shares at any time after Friday, March 27, 2009. No withdrawal rights apply to Shares tendered in a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Shares tendered in the Offer and accepted for payment.

If, for any reason, acceptance for payment of any Shares tendered in the Offer is delayed, or we are unable to accept for payment or pay for Shares tendered in the Offer, then, without prejudice to our rights set forth in this Offer to Purchase, the Depositary may, nevertheless, on our behalf, retain Shares that you have tendered, and you may not withdraw your Shares, except to the extent that you are entitled to and properly exercise withdrawal rights as described in this Section 4 — “Withdrawal Rights.” Any such delay will be by an extension of the Offer to the extent required by applicable law and the regulations of the SEC.

In order for your withdrawal to be proper and effective, you must deliver a written or facsimile transmission notice of withdrawal to the Depositary at one of its addresses or fax numbers set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify your name, the number of Shares that you want to withdraw, and (if Share Certificates have been tendered) the name of the registered holder of Shares as shown on the Share Certificate, if different from your name. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of Share Certificates, you must submit the serial numbers shown on the particular Share Certificates evidencing Shares to be withdrawn and an Eligible Institution must Medallion guarantee the signature on the notice of withdrawal, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares”, the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the procedures of the Book-Entry Transfer Facility, in which case a notice of withdrawal will be effective and proper if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. You may not rescind a withdrawal of Shares. Any Shares that you properly withdraw will be considered not validly tendered for purposes of the Offer, but you may tender your Shares again at any time on or prior to the Expiration Date by following any of the procedures described in Section 3 — “Procedures for Accepting the Offer and Tendering Shares.”

We will, in our sole discretion, determine all questions as to the form and validity (including time of receipt) of notices of withdrawal, which determination will be final and binding. None of MDCO, us or any of our respective affiliates or assigns, the Depositary, the Information Agent, the Dealer Manager or any other person or entity will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

The following discussion summarizes the material U.S. federal income tax consequences of the Offer. The material U.S. federal income tax consequences of the Merger will be substantially the same as those of the Offer. This discussion is based upon the provisions of the Code, the U.S. Treasury Regulations promulgated under the Code and judicial and administrative rulings, all as in effect as of the date of this Offer and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Shares in light of the stockholder’s particular circumstances, nor does it discuss the special considerations applicable to those holders of Shares subject to special rules, such as stockholders whose functional currency is not the U.S. dollar, stockholders who are financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities for U.S. federal income tax purposes, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, expatriates, stockholders who acquired their Shares through the exercise of options or other compensation arrangements or stockholders who hold their Shares as part of a straddle, constructive sale or conversion transaction. This discussion assumes that holders of Shares hold the Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). Neither we nor Targanta will seek an opinion of counsel or a ruling from the Internal Revenue Service with respect to the U.S. federal income tax consequences discussed herein, and, accordingly, the Internal Revenue Service may not agree with the positions described in this Offer.

We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the Offer. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the Offer. We also do not address foreign, state, local, alternative minimum or other tax consequences of the Offer. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the sale of Shares pursuant to the Offer, in light of your individual circumstances.

If a partnership holds Shares, the tax treatment of a partner generally will depend on the status of the partner and activities of the partnership. If you are a partner of a partnership holding Shares, you should consult your own tax advisor.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of Shares that is:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	a trust if (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on all of its income regardless of source.

A “non-U.S. holder” is a beneficial owner (other than a partnership) of Shares that is not a U.S. holder.

U.S. Holders

General.  The receipt of the Closing Consideration and Contingent Payment Rights by a U.S. holder in exchange for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a U.S. holder will recognize, and the timing and character of such gain or loss, will depend on the U.S. federal income tax treatment of the Contingent Payment Rights, with respect to which there is substantial uncertainty.

Treatment as “Closed Transaction.”  If the fair market value of the Contingent Payment Rights is “reasonably ascertainable”, a sale of Shares pursuant to the Offer should be treated as a “closed” transaction for U.S. federal income tax purposes. If the transaction is treated as “closed,” a U.S. holder generally will recognize capital gain or loss for U.S. federal income tax purposes upon disposition of its Shares in an amount equal to the difference between (1) the amount of cash and the fair market value of the Contingent Payment Rights received as of the closing of the sale and (2) such U.S. holder’s adjusted tax basis in the Shares surrendered. Any such gain or loss generally will be long-term if the Shares have been held for more than one year prior to such disposition and otherwise will be short-term. The deductibility of both long-term and short-term capital loss is subject to certain limitations. Gain or loss recognized in the transaction will be determined separately for each identifiable block of Shares surrendered (i.e., Shares acquired at the same cost in a single transaction).

If the transaction is treated as “closed” for U.S. federal income tax purposes, a U.S. holder’s initial tax basis in the Contingent Payment Rights that it receives will equal the fair market value of the Contingent Payment Rights on the date of the closing of the sale of the Shares pursuant to the Offer. The holding period of the Contingent Payment Rights will begin on the day following such disposition.

Due to a lack of clear authority, there is substantial uncertainty regarding the treatment for U.S. federal income tax purposes of any payments that may be received pursuant to the Contingent Payment Rights if the transaction is treated as “closed.” There is also uncertainty regarding the treatment for U.S. federal income tax purposes of the expiration of any right to receive a cash payment with respect to a Contingent Payment Right. Accordingly, you should consult your own tax advisor as to the tax treatment of such payments and expirations.

If the acquisition of Shares pursuant to the Offer is treated as “closed,” payments with respect to a Contingent Payment Right may be treated, in whole or in part, as a non-taxable return of a U.S. holder’s adjusted tax basis in the Contingent Payment Right. To the extent that payments are not treated as a return of basis, they could be treated as any of (1) payments with respect to the sale of the Shares giving rise to capital gain (or otherwise as gain from the sale of a capital asset), (2) income taxable at ordinary rates or (3) dividends. The CPR Agreement provides that MDCO will treat, and will cause the Rights Agent to treat, all payments with respect to the Contingent Payment Rights as representing consideration for the sale of Shares pursuant to the Merger Agreement for all tax and tax reporting purposes, except to the extent that a portion of such payments is required to be treated as imputed interest.

If such payments are treated as payments with respect to the sale of Shares, a portion of the payments generally will constitute “imputed interest” under Section 483 of the Code (as described below under “Treatment as Open Transaction”). If the Contingent Payment Rights are treated as one or more “debt instruments,” then payments received with respect to the Contingent Payment Rights generally will be treated as payments in retirement of a “debt instrument,” except to the extent interest is imputed under the rules of Section 1274 and Section 1275 of the Code. If those rules were to apply, interest generally will be imputed under complex rules at a rate that corresponds to MDCO’s borrowing rate for similar instruments and will be includable in the income of a U.S. holder on an annual basis whether or not currently paid. Although it is not expected that the Contingent Payment Rights will be treated as “debt instruments” for U.S. federal income tax purposes, there is no clear authority addressing what constitutes a “debt instrument,” and U.S. holders are urged to consult their own tax advisors regarding the possible characterization of the Contingent Payment Rights as “debt instruments” and the complex rules that would then apply for the computation of “imputed interest.”

Treatment as “Open Transaction.”  A sale of Shares pursuant to the Offer generally should be treated as an “open transaction” only if the value of the Contingent Payment Rights at the closing of the Offer is not “reasonably ascertainable.” Payment rights received in a transaction generally will only be considered to have a value that is not “reasonably ascertainable” in “rare and extraordinary cases.” Thus, it may be unlikely that a sale of Shares pursuant to the Offer would qualify as an “open transaction,” although there is no clear authority addressing the issue on similar facts.

If a sale of Shares pursuant to the Offer is treated as an “open transaction” for U.S. federal income purposes, at the time of the sale, a U.S. holder generally will recognize capital gain for U.S. federal income tax purposes in an amount equal to the excess, if any, of (1) the amount of cash received at the closing of the Offer over (2) such U.S. holder’s adjusted tax basis in the Shares surrendered. A U.S. holder generally only would recognize capital loss at the time of the sale to the extent that the U.S. holder’s adjusted tax basis in the Shares exceeds the maximum amount of payments that could possibly be received for the Shares. Gain or loss recognized in the transaction will be determined separately for each identifiable block of Shares surrendered in the transaction (i.e., Shares acquired at the same cost in a single transaction). Any such gain or loss generally would be long-term if the Shares had been held for more than one year prior to such disposition. The deductibility of both long-term and short-term capital loss is subject to certain limitations.

If the transaction is “open” for U.S. federal income tax purposes, the Contingent Payment Rights will not be taken into account in determining a U.S. holder’s taxable gain recognized at the time of the sale pursuant to the Offer. Instead, a U.S. holder will recognize gain upon receipt of any Contingent Payment Right payments (or at the time the Contingent Payment Right payments become fixed if the U.S. holder is an accrual basis taxpayer) to the extent that the aggregate payments (including amounts received upon closing of the sale pursuant to the Offer but excluding any amounts characterized as interest under the “imputed interest” rules discussed below) exceed the U.S. holder’s tax basis in the Shares for which the Contingent Payment Rights are received, reduced by the amount of any gains previously recognized. A U.S. holder that sells its Shares at a loss generally will recognize capital loss at such times as, and to the extent that, the sum of (1) the aggregate payments (including amounts received upon closing of the sale pursuant to the Offer but excluding any amounts characterized as interest under the “imputed interest” rules discussed below) and (2) the aggregate amount of possible remaining payments with respect to the Contingent Payment Rights (exclusive of any amounts that would be characterized as “imputed interest” under the rules discussed below) falls below the U.S. holder’s tax basis in the Shares sold reduced by the amount of any losses previously recognized.

If the transaction is treated as an “open transaction,” a payment in the future to a U.S. holder pursuant to a Contingent Payment Right likely will be treated as a payment under a contract for the sale or exchange of Shares to which Section 483 of the Code applies. Under Section 483, a portion of the payment made pursuant to a Contingent Payment Right would be treated as interest, which would be ordinary income to the U.S. holder of a Contingent Payment Right. The interest amount would equal the excess of the amount received over its present value at the time of the sale pursuant to the Offer, calculated using the “applicable federal rate” as of the date of the Offer as the discount rate. The U.S. holder of a Contingent Payment Right must include in its taxable income interest pursuant to Section 483 of the Code using such U.S. holder’s regular method of accounting (such amount being taken into account when paid, in the case of a cash method holder, and when fixed, in the case of an accrual method holder). The portion of the payment pursuant to a Contingent Payment Right that is not treated as interest under Section 483 of the Code should be treated payment for the sale of a capital asset, as discussed above.

Due to the legal and factual uncertainties regarding the tax treatment of the Contingent Payment Rights, you are strongly urged to consult your own tax advisor concerning the timing and characterization of income, gain or loss resulting from the receipt of the Contingent Payment Rights.

Information Reporting and Backup Withholding.  Under U.S. federal income tax laws, the Depositary will generally be required to report to a U.S. holder and to the Internal Revenue Service any payments made to a U.S. holder in exchange for Shares sold pursuant to the Offer, and may be required to “backup withhold” 28% of any such payment. In addition, payments with respect to the Contingent Payment Rights may be subject to backup withholding and information reporting. To avoid such backup withholding, a U.S. holder should provide the Depositary, the Rights Agent or other applicable person a properly completed Form W-9 or Substitute Form W-9 (a copy of which is included in the Letter of Transmittal), signed under penalties of perjury, including such U.S. holder’s current TIN and other certifications. If the U.S. holder does not provide the Depositary with a TIN and other required certifications, the Depositary will backup withhold 28% of payments made to the U.S. holder (unless the U.S. holder is an exempt recipient as described in the next sentence and demonstrates this fact).

Certain U.S. holders (including, among others, corporations) are generally exempt from the backup withholding and reporting requirements. Exempt holders who are not subject to backup withholding should indicate their exempt status on a Form W-9 or Substitute Form W-9 by entering their correct TIN, marking the appropriate box and signing and dating the Form W-9 or Substitute Form W-9 in the space provided.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Non-U.S. Holders

Any gain realized by a non-U.S. holder upon the sale of Shares pursuant to the Offer generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if an applicable tax treaty so provides, is also attributable to a permanent establishment or a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be taxed in the same manner as U.S. holders (described above) except that if the non-U.S. holder is a foreign corporation, an additional branch profits tax may apply to its earnings and profits effectively connected to the U.S. trade or business for the taxable year at the rate of 30% (or such lower rate as may be specified by an applicable tax treaty); or

•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the surrender of Shares pursuant to the Offer and certain other conditions are met, in which case the non-U.S. holder may be subject to a 30% tax on the non-U.S. holder’s net gain realized, which may be offset by U.S. source capital losses of the non-U.S. holder, if any.

Generally, if payments are made to a non-U.S. holder with respect to the Contingent Payment Rights, MDCO expects to cause the Rights Agent to withhold and pay over to the U.S. Treasury tax in an amount equal to 30% of the portion of any such payments treated as imputed interest (as discussed above). A non-U.S. holder that provides a properly completed Forms W-8BEN may qualify for no withholding or a reduced rate of holding on such payments to the extent provided in an income tax treaty between the United States and the non-U.S. holder’s country of residence. In addition, because the portion of any payment with respect to a

Contingent Payment Right treated as imputed interest could possibly be treated as ‘‘portfolio interest” that is exempt from the U.S. withholding tax, non-U.S. holders with respect to whom withholding occurs should consult their own tax advisors about the advisability of applying for a refund of withheld amounts.

A non-U.S. holder will be subject to information reporting and, in certain circumstances, backup withholding (as discussed for U.S. holders), unless the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner. You should consult your own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

6.	PRICE RANGE OF THE SHARES; DIVIDENDS.

The Shares have been listed on The Nasdaq Global Market, or “Nasdaq”, under the trading symbol “TARG” since Targanta’s initial public offering on October 10, 2007. Prior to that time, there was no public market for the Shares. The following table sets forth, for the periods indicated, the reported high and low sales prices for the Shares on Nasdaq during each quarter presented:

	High	Low

Year Ended December 31, 2007:
Fourth Quarter (from October 10, 2007)	$10.40	$7.61
Year Ended December 31, 2008:
First Quarter	$9.74	$7.75
Second Quarter	9.00	5.06
Third Quarter	8.00	5.00
Fourth Quarter	10.00	0.49
Year Ending December 31, 2009:
First Quarter (through January 26, 2009)	$2.75	$0.50

Since its initial public offering in October 2007, Targanta has not declared or paid cash dividends on the Shares. Under the terms of the Merger Agreement, without MDCO’s prior consent, Targanta is not permitted to declare or pay dividends with respect to the Shares. Moreover, Targanta’s credit and security agreement relating to a term note issued to GE Business Financial Services Inc. and two other financial institutions imposes restrictions on Targanta’s ability to declare and pay dividends.

On January 12, 2009, the last full trading day prior to the announcement of the execution of the Merger Agreement, the reported closing price for the Shares on Nasdaq was $1.16 per Share. On January 26, 2009, the last full trading day prior to the date of this Offer to Purchase, the reported closing price for the Shares on Nasdaq was $2.45 per Share.

You are urged to obtain a current market quotation for the Shares before making a decision with respect to the Offer.

7.	POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES FOLLOWING THE ACCEPTANCE TIME; NASDAQ LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

Possible Effects of the Offer on the Market for the Shares Following the Acceptance Time.  The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer also can be expected to reduce the number of holders of Shares. Neither MDCO nor we can predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

Nasdaq Listing.  Depending upon the number of Shares purchased pursuant to the Offer, the Shares no longer may meet the standards set forth in Nasdaq’s published guidelines for continued listing on Nasdaq. According to Nasdaq’s published guidelines, Nasdaq would consider delisting the Shares if, among other things:

•	the number of total stockholders (including both holders of record and beneficial owners) falls below 400;

•	the market value of publicly held Shares falls below $5,000,000;

•	the number of publicly held Shares (exclusive of Shares held by officers, directors or beneficial owners of 10% or more of the outstanding Shares) falls below 750,000; or

•	there are fewer than two market makers for the Shares.

In this event, the market for Shares would be adversely affected. In the event the Shares are no longer listed on Nasdaq, it is possible that the Shares would trade in the over-the-counter market and that price quotations might still be available from such other sources.

The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders or the aggregate market value of the publicly held Shares at the time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

Exchange Act Registration.  The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by Targanta to the SEC if the Shares are not listed on a “national securities exchange” and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information that Targanta is required to furnish to Targanta’s stockholders and the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act and the requirements of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions by written consent pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirement of providing an annual report, no longer applicable to Targanta. If the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 promulgated under the Exchange Act with respect to “going private” transactions would no longer be applicable to Targanta. In addition, the ability of “affiliates” of Targanta and persons holding “restricted securities” of Targanta to dispose of the securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to affiliates, eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or eligible for stock exchange listing. MDCO and we believe that the purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act, and it would be our intention to cause Targanta to take such actions as are required to terminate such registration of the Shares as soon as possible after successful completion of the Offer if the Shares are then eligible for deregistration.

If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act and the listing of the Shares on Nasdaq (unless delisted as set forth above in “— Nasdaq Listing”) will be terminated following the completion of the Merger.

Margin Regulations.  The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares for the purpose of buying, carrying or trading in securities. Depending upon factors such as the number of record holders of Shares, the number and market value of publicly held Shares and whether registration of the Shares under the Exchange Act was terminated, following the purchase of Shares pursuant to the Offer, the Shares might no longer be “margin securities” for purposes of the Federal Reserve Board’s margin regulations, and, therefore, could no longer be used as collateral for such extensions of credit.

8.	INFORMATION CONCERNING TARGANTA.

Targanta is a Delaware corporation with its principal executive offices located at 222 Third Street, Suite 2300, Cambridge, Massachusetts 02142. The telephone number at that location is (617) 577-9020. Targanta is a biopharmaceuticals company focused on developing and commercializing innovative antibiotics to treat serious infections in the hospital and other institutional settings. Targanta’s pipeline includes an intravenous version of oritavancin, a novel antibiotic candidate being developed by Targanta for the treatment of serious gram-positive bacterial infections, and a program to develop an oral version of oritavancin for the possible treatment of Clostridium difficile-related infection.

Targanta is required to file its annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any such reports, statements or other information at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Targanta’s SEC filings are also available to the public at the SEC’s Internet site at http://www.sec.gov.

Targanta Projection.  Targanta does not, as a matter of course, make public any specific forecasts or projections as to its future financial performance. However, in connection with MDCO’s due diligence, Targanta provided MDCO with certain internal projected financial information as of October 24, 2008 concerning Targanta, or the “October 2008 Projection”. Targanta advised MDCO that the October 2008 Projection was prepared solely for Targanta’s internal use and was subjective in many respects.

The inclusion of the summary of the October 2008 Projection in this Offer to Purchase should not be regarded as an indication that any of MDCO, us, Targanta or our respective affiliates, representatives or advisors consider the October 2008 Projection to be predictive of actual future events. The summary of the October 2008 Projection is being provided in this document solely because Targanta made the October 2008 Projection available to MDCO in connection with MDCO’s due diligence review of Targanta. None of MDCO, us, Targanta or any of our respective affiliates, representatives or advisors makes any representation to any person regarding the October 2008 Projection, and none of them has or intends to update or otherwise revise the October 2008 Projection to reflect circumstances existing after the date when made or to reflect the occurrence of actual future events.

The October 2008 Projection was prepared before Targanta’s receipt of the complete response letter from the U.S. Food and Drug Administration, or “FDA”, on December 8, 2008 with respect to oritavancin and assumed approval of the new drug application, or “NDA”, for oritavancin by the FDA in late 2008. The complete response letter stated that Targanta’s NDA did not contain sufficient evidence to demonstrate the safety and efficacy of oritavancin for the treatment of complicated skin and skin structure infections, or “cSSSI”, and that before the NDA could be approved, Targanta would have to perform an additional well-controlled study to demonstrate the safety and efficacy of oritavancin in patients with cSSSI. MDCO did not receive any update of the October 2008 Projection from Targanta to reflect this change in the anticipated timing of FDA approval or the cost of the additional clinical study (including related operating costs), both of which would materially and adversely affect all of the anticipated results shown in the October 2008 Projection. Accordingly, Targanta shareholders are cautioned not to place undue reliance on the October 2008 Projection.

It is MDCO’s understanding that the October 2008 Projection was not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The October 2008 Projection does not purport to present operations in accordance with U.S. generally accepted accounting principles, and Targanta’s independent auditors have not examined, compiled or performed any procedures with respect to the October 2008 Projection presented in this Offer to Purchase, nor have they expressed any opinion or any other form of assurance of such information or the likelihood that Targanta may achieve the results contained in the October 2008 Projection, and accordingly assume no responsibility for it.

The October 2008 Projection should be read together with Targanta’s financial statements that can be obtained from the SEC as described above in this Section 8 — “Information Concerning Targanta.” The October 2008 Projection should also be read together with the discussion under “Risk Factors” and the other cautionary statements contained in Targanta’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and in Targanta’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2008, June 30, 2008 and September 30, 2008.

The October 2008 Projection covered the period from 2009 to 2018, inclusive, and contained three cases: a “conservative” case, a “most likely” case and an “optimistic” case. The key difference between the three cases is the assumption as to the relative peak market penetration levels of oritavancin and the time necessary to reach such levels in the principal indications. Targanta informed MDCO that the October 2008 Projection was based on the following key assumptions by Targanta management:

•	the initial commercial launch of oritavancin would occur in 2009 for treatment of cSSSI and commercial launches for specific additional indications would occur over the following five years;

•	oritavancin would be approved in all proposed indications following clinical development for such indications without delay (i.e., not taking into account the inherent uncertainty of drug development);

•	non-probability adjusted revenue would be received from yet-to-be identified partners from out-licensing of oritavancin in certain geographies;

•	Targanta’s infrastructure would be consistent with existing companies with competitive antibiotic products;

•	royalty and other obligations would be paid as specified in existing contracts;

•	Targanta would pay taxes at a tax rate consistent with industry standards and make full use of its current tax net operating loss carryforwards; and

•	numerous other assumptions made by Targanta management, with respect to general business, economic, market and financial conditions and other matters, many of which are beyond Targanta’s control.

The following tables summarize the information for the three cases included in the October 2008 Projection.

Conservative Case

	Fiscal Year Ending December 31,
	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018
	(In millions)

Revenue	$57.6	$59.5	$70.5	$150.2	$198.8	$315.0	$571.2	$807.7	$1,085.1	$1,411.8
Pre-Tax Operating Income	$(48.4)	$(54.3)	$(67.4)	$2.1	$36.3	$72.4	$179.1	$248.5	$329.8	$425.5
Net Income	$(47.3)	$(52.8)	$(66.6)	$2.3	$36.9	$73.6	$155.7	$177.8	$236.8	$306.6

Most Likely Case

	Fiscal Year Ending December 31,
	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018
	(In millions)

Revenue	$59.9	$67.6	$86.3	$201.8	$232.5	$352.6	$664.2	$972.7	$1,340.7	$1,767.3
Pre-Tax Operating Income	$(46.9)	$(48.9)	$(57.6)	$17.7	$70.7	$91.6	$213.3	$300.7	$411.5	$536.2
Net Income	$(45.8)	$(47.3)	$(56.6)	$18.4	$72.0	$93.9	$153.9	$217.5	$295.6	$386.3

Optimistic Case

	Fiscal Year Ending December 31,
	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018
	(In millions)

Revenue	$71.1	$94.4	$129.4	$262.4	$289.0	$405.7	$751.8	$1,130.9	$1,591.3	$2,125.6
Pre-Tax Operating Income	$(39.3)	$(30.9)	$(31.0)	$52.4	$96.8	$108.9	$239.5	$350.8	$485.8	$641.9
Net Income	$(38.2)	$(29.1)	$(29.4)	$54.1	$94.4	$79.0	$171.8	$251.8	$349.3	$462.7

9.	INFORMATION CONCERNING MDCO AND OFFEROR.

MDCO is a Delaware corporation with its principal executive offices located at 8 Sylvan Way, Parsippany, New Jersey 07054. MDCO’s telephone number is (973) 290-6000. MDCO is focused on advancing the treatment of critical care patients through the delivery of innovative, cost-effective medicines to the worldwide hospital marketplace. MDCO markets Angiomax® (bivalirudin) in the United States and other countries for use in patients undergoing coronary angioplasty, and Cleviprex® (clevidipine butyrate) injectable emulsion in the United States for the reduction of blood pressure when oral therapy is not feasible or not desirable. MDCO also has an investigational antiplatelet agent, cangrelor, in late-stage development and a serine protease inhibitor, CU-2010, in early-stage development.

Our principal executive offices are located c/o The Medicines Company at 8 Sylvan Way, Parsippany, New Jersey 07054. Our telephone number is (973) 290-6000. We are a newly formed Delaware corporation and a wholly owned subsidiary of MDCO. We have not conducted any business other than in connection with the Offer and the Merger.

The name, business address, citizenship, present principal occupation and employment history for the past five years of each of our and MDCO’s directors and executive officers are set forth in Schedule I to this Offer to Purchase.

MDCO files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any such reports, statements or other information at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. MDCO’s SEC filings are also available to the public at the SEC’s Internet site at http://www.sec.gov.

Except as set forth elsewhere in this Offer to Purchase or in Schedule I to this Offer to Purchase:

•	neither MDCO nor, to MDCO’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of MDCO or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Targanta;

•	neither MDCO nor, to MDCO’s knowledge, any of the persons or entities referred to in the first bullet above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of Targanta during the past 60 days;

•	neither MDCO nor, to MDCO’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Targanta (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations);

•	during the two years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the SEC between MDCO or any its subsidiaries, or, to MDCO’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Targanta or any of its executive officers, directors or affiliates, on the other hand; and

•	during the two years prior to the date of this Offer to Purchase, there have been no negotiations, transactions or material contacts between MDCO or any of its subsidiaries, or, to MDCO’s knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Targanta or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer for or other acquisition of any securities of Targanta, an election of Targanta’s directors or a sale or other transfer of a material amount of Targanta’s assets.

None of the persons listed in Schedule I to this Offer to Purchase has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I to this Offer to Purchase has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

10.	BACKGROUND OF THE OFFER AND THE MERGER; PAST CONTACTS OR NEGOTIATIONS BETWEEN MDCO AND TARGANTA.

The information set forth below regarding Targanta was provided by Targanta, and neither we nor MDCO take any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which none of us, MDCO or our respective representatives participated.

MDCO’s strategic plan is to become a global leader in critical care medicine. In furtherance of this plan, MDCO regularly reviews potential opportunities to expand its portfolio of critical care products, including through investments, collaborations, acquisitions and other business initiatives.

On September 2, 2008, a representative of Leerink contacted Glenn Sblendorio, MDCO’s Executive Vice President and Chief Financial Officer, to discuss Targanta’s business and the possibility of a strategic relationship between MDCO and Targanta.

On September 11, 2008, a representative of Leerink sent MDCO’s business development team a package of non-confidential information about Targanta, including information about oritavancin, Targanta’s lead product candidate.

On October 2, 2008, Mr. Sblendorio called a representative of Leerink to discuss next steps in connection with a possible strategic relationship between MDCO and Targanta.

On October 6, 2008, MDCO and Targanta entered into a mutual confidentiality agreement to enable Targanta to provide MDCO with confidential information in order for MDCO to explore further the possibility of an equity investment in Targanta and a potential collaboration with respect to the rights to oritavancin outside of the United States. Under the confidentiality agreement, MDCO agreed to a standstill provision effective through December 31, 2008 that restricted the ability of MDCO to make a proposal to acquire the Company without the consent of Targanta. The confidentiality agreement is described in more detail below under “— Other Agreements.”

On October 7, 2008, Dr. Clive Meanwell, MDCO’s Chairman and Chief Executive Officer, Mr. Sblendorio and members of MDCO’s business development team met in MDCO’s offices in Parsippany, New Jersey with Mark Leuchtenberger, Targanta’s President and Chief Executive Officer, and George Eldridge, Targanta’s Senior Vice President Finance and Administration and Chief Financial Officer, and representatives of Leerink. Thomas Parr, Jr., Ph.D., Targanta’s Chief Scientific Officer, participated in the meeting by telephone. During this meeting, the representatives of Targanta presented an overview of Targanta’s business, focusing on oritavancin. Following this overview, the parties discussed the parameters of a possible equity investment by MDCO in Targanta and a potential collaboration with respect to the rights to oritavancin outside of the United States to be effected prior to the upcoming meeting of the Anti-Infective Advisory Committee, or “advisory committee”, of the FDA to review the NDA for oritavancin for the treatment of cSSSI previously filed by Targanta with the FDA.

On October 7, 2008, MDCO commenced its preliminary clinical and regulatory due diligence on Targanta. At this time, Targanta’s management began providing non-public confidential data to MDCO.

On October 21, 2008, MDCO’s board of directors held a regularly scheduled meeting by telephone conference. At this meeting, Mr. Sblendorio presented a proposal for a strategic investment by MDCO in Targanta that contemplated up to a 19.9% equity investment and certain rights to market oritavancin in Europe. Prior to the discussion of the proposal, William W. Crouse, a member of MDCO’s board of directors, informed the other members of the MDCO board that he also served on Targanta’s board of directors and was an investor in Targanta. Mr. Crouse stated that, in light of these circumstances, he would recuse himself from any discussions regarding a potential transaction between the companies. MDCO’s board of directors authorized MDCO’s management to continue exploring a possible transaction with Targanta.

On October 27, 2008, Dr. Meanwell, Mr. Sblendorio and members of the MDCO business development team and Mr. Leuchtenberger, Mr. Eldridge, Dr. Parr and Ms. Mona Haynes, Targanta’s Chief Commercial Officer, met in Washington, D.C. at the ICAAC/IDSA meeting to discuss oritavancin and a potential transaction between MDCO and Targanta.

On November 3, 2008, members of MDCO’s business development team met with Messrs. Leuchtenberger and Eldridge and Ms. Haynes at Targanta’s offices in Cambridge, Massachusetts to conduct further due diligence on Targanta.

On November 4, 2008, members of the MDCO business development team participated in a conference call with Mr. Eldridge, Dr. Parr, Roger Miller, Targanta’s Vice President Operations and Manufacturing, and William Current, Targanta’s Vice President Regulatory Affairs, during which the members of MDCO business development team continued their due diligence review of Targanta.

On November 14, 2008, MDCO informed Targanta that MDCO was not interested in entering into a transaction with Targanta prior to the completion of the FDA advisory committee review of the oritavancin NDA scheduled for November 19, 2008. However, MDCO continued its diligence review into December 2008 and conducted diligence calls with Targanta regarding Targanta’s intellectual property.

On November 19, 2008, oritavancin, received a mixed review from the FDA advisory committee. The FDA advisory committee voted 10 to 8 that the data submitted by Targanta in support of its NDA for oritavancin did not demonstrate the safety and effectiveness of oritavancin in the treatment of cSSSI.

On December 8, 2008, the FDA issued a complete response letter to Targanta, which we refer to as the “December 8 FDA Letter”, stating that Targanta’s NDA with respect to oritavancin did not contain sufficient evidence to demonstrate the safety and efficacy of oritavancin for the treatment of cSSSI. The FDA stated that before the NDA could be approved, Targanta would have to perform an additional well-controlled clinical study to demonstrate the efficacy and safety of oritavancin in patients with cSSSI.

On December 9, 2008, MDCO’s board of directors held a regularly scheduled meeting by telephone conference. During the meeting, Mr. Sblendorio described to the board of directors the results of the advisory committee review of the oritavancin NDA and the December 8 FDA Letter. MDCO’s management indicated an intent to continue a dialogue with Targanta related to a potential transaction.

On December 10, 2008, a representative of Leerink spoke with Mr. Sblendorio regarding Targanta.

On December 12, 2008, Dr. Meanwell and Mr. Sblendorio contacted Messrs. Leuchtenberger and Eldridge to explore potential strategic options between Targanta and MDCO. From this date through the end of December 2008, members of Targanta’s management and scientific employees of Targanta had various meetings and teleconferences with different representatives of MDCO concerning Targanta’s technology, intellectual property, product candidate pipeline and preclinical and clinical results with a view toward an acquisition of Targanta by MDCO rather than an equity investment or collaboration.

On December 16, 2008, Dr. Meanwell sent an initial letter of interest to Mr. Leuchtenberger, which we refer to as the “December 16 Proposal”. In the December 16 Proposal, MDCO proposed a business combination in which MDCO would acquire Targanta for total consideration of up to $5.96 per Share, consisting of a number of shares of MDCO common stock valued at approximately $2.38 per Share to be paid at closing plus the contractual right to receive contingent cash payments in the future if Targanta achieved the following regulatory milestones within specified time periods:

•	$0.95 per Share upon the commercial launch of oritavancin in the first European Union market,

•	$1.43 per Share upon FDA approval of an NDA for the use of oritavancin in the treatment of cSSSI, and

•	$1.19 per Share upon FDA approval of an NDA for the use of oritavancin in the treatment of cSSSI administered by a single dose intravenous infusion.

The December 16 Proposal contemplated as a condition to closing that Targanta would repay all of its indebtedness and trade payables using existing cash balances and also contained a provision requiring that Targanta work exclusively with MDCO on the proposed transaction through 5:00 p.m. EST on January 4, 2009.

On December 17, 2008, Messrs. Leuchtenberger and Eldridge spoke with Dr. Meanwell and Mr. Sblendorio to obtain clarifications on the December 16 Proposal.

On December 18, 2008, Messrs. Leuchtenberger and Eldridge held a conference call with Dr. Meanwell and Mr. Sblendorio to inform MDCO that Targanta’s board of directors had not approved the terms outlined in the December 16 Proposal. During the call, Mr. Leuchtenberger provided a counterproposal setting forth revised terms which he felt would be acceptable to Targanta’s board.

On December 19, 2008, Messrs. Leuchtenberger and Eldridge spoke with Dr. Meanwell and Mr. Sblendorio to discuss Targanta’s counterproposal.

On December 20, 2008, at a special meeting held by telephone conference, MDCO’s board of directors, Mr. Sblendorio, Paul Antinori, MDCO’s General Counsel and Senior Vice President, and members of MDCO’s business development team discussed the possible acquisition of Targanta. Representatives of Wilmer Cutler Pickering Hale and Dorr LLP, or “WilmerHale”, MDCO’s outside legal advisor, and J.P. Morgan Securities Inc., or “J.P. Morgan”, MDCO’s financial advisor, also participated. During the call, the members of MDCO’s management and business development team discussed Targanta’s response to the December 16 Proposal and suggested possible next steps. Following a discussion, the MCDO board of directors directed MDCO management to send a revised letter of interest to Targanta containing the terms discussed at the meeting. At the meeting, the MDCO board also formally authorized the engagement of J.P. Morgan as MDCO’s financial advisor for the transaction.

Later in the day on December 20, 2008, Dr. Meanwell and Mr. Leuchtenberger discussed on a telephone call the transaction terms that MDCO would be proposing in a revised letter of interest.

Also on December 20, 2008, Dr. Meanwell sent a second letter of interest, which we refer to as the “December 20 Proposal”, to Mr. Leuchtenberger. In the December 20 Proposal, MDCO increased its offer to up to $6.55 per Share, consisting of a number of shares of MDCO common stock valued at $2.50 per Share to be paid at closing plus the contractual right to receive contingent cash payments in the future if Targanta achieved the following regulatory milestones within specified time periods:

•	$1.43 per Share upon approval by the European Medicines Agency, or “EMEA”, for a Marketing Authorization Application, or “MAA”, for the use of oritavancin in the treatment of cSSSI if such approval were to occur on or before December 31, 2009, or $0.95 per Share if such approval were to occur after December 31, 2009,

•	$1.43 per Share upon FDA approval of an NDA for the use of oritavancin in the treatment of cSSSI, and

•	$1.19 per Share upon FDA approval of an NDA for the use of oritavancin in the treatment of cSSSI administered by a single dose intravenous infusion.

The December 20 Proposal extended the exclusivity period until 5:00 p.m. EST on January 11, 2009. The December 20 Proposal also provided that as a condition to closing Targanta would continue to maintain a specified minimum cash balance.

On December 21, 2008, after negotiations between MDCO and Targanta on, among other things, the terms of the exclusivity arrangements, MDCO agreed to reduce the exclusivity period until 5:00 p.m. EST on January 9, 2009 and MDCO and Targanta agreed to the terms of the December 20 Proposal, which, as adjusted, we refer to as the December 21 Proposal.

On December 23, 2008, members of the MDCO business development team held a conference call with Messrs. Leuchtenberger and Eldridge and representatives of Targanta’s development team to discuss the clinical development of oritavancin. In addition, on December 23, 2008, Targanta began providing additional non-public information to MDCO by posting documentation to a virtual data room. MDCO and its legal and financial advisors and accountants began their review of the documentation posted to the virtual data room and continued their review as additional documentation was posted to the virtual data room on an ongoing basis.

On December 24, 2008, WilmerHale distributed initial drafts of a merger agreement, a contingent payment rights agreement and a stockholder agreement for the transaction to Targanta’s outside legal advisor.

On December 27, 2008, Targanta’s outside legal advisor provided comments to the draft merger agreement. On December 28, 2008, representatives of WilmerHale and Targanta’s outside legal advisor participated in a conference call to discuss comments from Targanta’s outside legal advisor and Targanta on the draft merger agreement. Later that same day, Targanta’s outside legal advisor provided comments on the contingent payment rights agreement and the stockholder agreement. On December 30, 2008, WilmerHale distributed revised drafts of the merger agreement and the contingent payment rights agreement to Targanta’s outside legal advisor.

Over the course of the next several days, the parties continued to negotiate the terms of the merger agreement, the contingent payment rights agreement and related documentation.

On January 2, 2009, Dr. Meanwell, Mr. Sblendorio and members of the MDCO business development team and representatives of Targanta held a conference call to discuss a number of due diligence issues relating to the clinical development of and commercial opportunity for oritavancin, the status of negotiations on the definitive agreements and potential integration issues.

On January 5, 2009, WilmerHale distributed revised drafts of the merger agreement, the contingent payment rights agreement and the stockholders agreement to Targanta’s outside legal advisor. These drafts addressed prior comments provided by Targanta’s outside legal advisor and changed the transaction structure from a one step merger, with consideration consisting of a payment at closing in the form of shares of MDCO common stock plus the contractual right to receive contingent cash payments in the future, to a two step transaction consisting of a tender offer followed by a merger, with consideration consisting of a payment in cash at tender offer or closing plus the contractual right in each case to receive contingent cash payments in the future.

On January 6, 2009 at a special meeting held by telephone conference, MDCO’s board of directors, Messrs. Sblendorio and Antinori and members of the MDCO business development team discussed the possible acquisition of Targanta. Representatives of WilmerHale and J.P. Morgan participated in the meeting. At the meeting, members of MDCO management and the MDCO business development team discussed the results of their due diligence investigation of Targanta and outlined the terms for a proposed revised offer to Targanta based, in part, on the results of the due diligence. The MDCO board of directors directed management to proceed with a revised offer on the terms discussed at the meeting.

On January 6, 2009, following the MDCO board meeting and based on further diligence and valuation analysis, Dr. Meanwell sent a third letter of interest, which we refer to as the “January 6 Proposal”, addressed to Mr. Leuchtenberger. The January 6 Proposal revised MDCO’s offer to provide for total potential consideration of up to $3.94 per Share, consisting of cash payment of $1.80 per Share to be paid at closing plus the contractual right to receive contingent cash payments in the future if Targanta achieved the following regulatory milestones within specified time periods:

•	$0.95 per Share upon EMEA approval of an MAA for the use of oritavancin in the treatment of cSSSI if such approval were to occur on or before December 31, 2009, or $0.48 per Share if such approval were to occur after December 31, 2009,

•	$0.48 per Share upon FDA approval of an NDA for the use of oritavancin in the treatment of cSSSI, and

•	$0.71 per Share upon FDA approval of an NDA for the use of oritavancin in cSSSI administered by a single dose intravenous infusion.

The non-binding offer in the January 6 Proposal eliminated the requirement that Targanta maintain specified minimum cash balances and reflected the change to an all cash, two-step transaction consisting of a tender offer followed by a merger.

Later in the evening on January 6, 2009, Mr. Leuchtenberger telephoned Dr. Meanwell to inform him that Targanta’s board of directors was not prepared to accept the terms outlined in the January 6 Proposal, but that they would present a counteroffer that would include the right to an additional contingent cash payment in the future if certain milestones relating to sales of oritavancin were achieved within specified time periods.

On January 7, 2009, Mr. Leuchtenberger presented Dr. Meanwell and Mr. Sblendorio with a counteroffer approved by the transaction committee of Targanta’s board of directors. Targanta’s counteroffer provided that Targanta’s stockholders would be eligible to receive total potential consideration of up to $10.00 per Share, consisting of $2.25 per Share to be paid in cash at closing plus the contractual right to receive contingent cash payments in the future if Targanta achieved the following regulatory and commercial milestones within specified time periods:

•	$1.00 per Share upon EMEA approval if another clinical trial was not required, or $0.50 per Share upon such approval if another clinical trial was necessary,

•	$0.50 per Share upon FDA approval of an NDA for the use of oritavancin in the treatment of cSSSI,

•	$1.20 per Share upon FDA approval of an NDA for the use of oritavancin in cSSSI administered by a single dose intravenous infusion,

•	$2.10 per Share to be paid upon worldwide sales of oritavancin in four consecutive quarters totaling in the aggregate at least $100 million, and

•	$3.45 per Share to be paid upon worldwide sales of oritavancin in four consecutive quarters totaling in the aggregate at least $250 million.

In addition, the counteroffer proposed to cap the termination fee payable under the merger agreement in specified events at $3 million and to require MDCO to use commercially reasonable efforts to obtain regulatory approvals and to commercialize oritavancin for both the intravenous infusion and oral formulations.

On January 8, 2009, Dr. Meanwell informed Mr. Leuchtenberger that MDCO did not accept Targanta’s counteroffer and that a revised written proposal would be forthcoming on the same day.

Later on January 8, 2009, Dr. Meanwell, in response to Targanta’s counteroffer, sent to Mr. Leuchtenberger a fourth letter of interest, which we refer to as the “January 8 Proposal”, indicating that the proposal represented MDCO’s “best and final offer” and that MDCO was prepared to terminate discussions with Targanta if the January 8 Proposal was not accepted by Targanta. In the January 8 Proposal, MDCO set forth its nonbinding offer to acquire Targanta for total potential consideration of up to $6.55 per Share, consisting of a cash payment of $2.00 per Share to be paid at closing plus the contractual right to receive contingent cash payments in the future if Targanta achieved the following regulatory and commercial milestones within specified time periods:

•	$1.00 per Share upon EMEA approval of an MAA for the use of oritavancin in the treatment of cSSSI if such approval were to occur on or before December 31, 2009, or $0.50 per Share if such approval were to occur after December 31, 2009,

•	$0.50 per Share upon FDA approval of an NDA for the use of oritavancin in the treatment of cSSSI,

•	$0.70 per Share upon FDA approval of an NDA for the use of oritavancin in the treatment of cSSSI administered by a single dose intravenous infusion, and

•	$2.35 per Share upon worldwide net sales of oritavancin in four consecutive quarters totaling at least $400 million.

The January 8 Proposal also proposed to extend the exclusivity period until 11:59 p.m. EST on January 11, 2009.

Later the same day, Mr. Leuchtenberger telephoned Dr. Meanwell and informed him that Targanta’s board of directors would convene that night to discuss MDCO’s revised offer.

Following the meeting of Targanta’s board of directors, Mr. Leuchtenberger telephoned Dr. Meanwell to inform him that Targanta’s board of directors had approved the economic terms for a transaction as set forth in MDCO’s January 8 Proposal. Later that night, Mr. Eldridge communicated to members of MDCO’s management and business development team that, while Targanta’s board of directors had approved the economic terms set forth in the January 8 Proposal, Targanta decided not to sign the January 8 Proposal in order to allow Leerink to continue to schedule meetings with third parties that might be interested in acquiring Targanta during the week of January 12, as permitted under the terms of the December 21 Proposal between MDCO and Targanta. Mr. Eldridge also informed Mr. Sblendorio that Targanta’s board had agreed to extend the exclusivity period until 11:59 p.m. EST on January 11, 2009. Mr. Eldridge further reported that Targanta’s board of directors requested changes to the January 8 Proposal to (1) modify the contingent cash payment payable upon EMEA approval of an MAA for the use of oritavancin in the treatment of cSSSI to include a cash payment equal to $0.75 per Share if such approval were to occur after 2009 but prior to July 1, 2010 and (2) reduce the break-up fee set forth in the draft merger agreement to $3 million.

Also on January 8, 2009, WilmerHale and Targanta’s outside legal advisor participated in a conference call to discuss comments from Targanta’s outside legal advisor and Targanta on the draft merger agreement circulated by WilmerHale on January 5, 2009.

Between January 8, 2009 and January 11, 2009, MDCO, Targanta and their respective advisors continued to negotiate the terms of the transaction.

On January 9, 2009, MDCO and Targanta executed a letter agreement extending the exclusivity period to 11:59 p.m. EST, January 11, 2009.

On January 9, 2009, WilmerHale distributed revised drafts of the merger agreement and the contingent payment rights agreement to Targanta’s outside legal advisor reflecting the agreed upon revised economic terms and proposals to resolve the open issues.

On January 10, 2009, representatives of WilmerHale and Targanta’s outside legal advisor participated in a conference call to discuss comments from Targanta’s outside legal advisor and Targanta on the draft merger agreement and the contingent payment rights agreement.

On January 11, 2009, the MDCO board of directors held a special telephonic meeting to further discuss the possible acquisition of Targanta. Representatives of MDCO’s management and business development team, WilmerHale and J.P. Morgan participated in the meeting. During the meeting a representative of WilmerHale reviewed for the MDCO board the material terms of the proposed acquisition of Targanta, which included Targanta’s proposed modification to the contingent payment right relating to EMEA approval, but excluded Targanta’s proposed reduction of the break-up fee payable to MDCO, and summarized the material terms of the proposed merger agreement and contingent payment rights agreement. The representative from WilmerHale also advised MDCO’s board of certain legal matters related to the transaction. Representatives of J.P. Morgan presented a financial analysis of the transaction.

In order to provide additional time to finalize the definitive agreements for the transaction and obtain certain consents from third parties, on January 11, 2009, MDCO and Targanta further extended the exclusivity period until 5:00 p.m. EST on January 12, 2009.

On January 12, 2009, the MDCO board of directors held a special telephonic meeting to further consider the possible acquisition of Targanta. Representatives of MDCO’s management and business development team, WilmerHale and J.P. Morgan participated in the meeting at the invitation of the board. During the meeting, the representative of WilmerHale, summarized the principal terms of the proposed merger agreement and related agreements and reviewed the proposed resolutions for consideration by the board of directors. The representatives of J.P. Morgan reviewed with the board the financial terms of the Merger and presented a financial analysis of the transaction. At the conclusion of this meeting, MDCO’s board of directors adopted resolutions which, among other things (1) approved and adopted each of the merger agreement, the stockholder agreement and the contingent payment rights agreement and (2) declared the Offer advisable and in the best interests of MDCO’s stockholders.

During the evening of January 12, 2009, the Merger Agreement and related agreements were finalized and thereafter the parties executed the Merger Agreement and the Stockholder Agreements. MDCO issued a press release announcing the execution of the Merger Agreement on the evening of January 12, 2009.

  Other Agreements

On October 6, 2008, MDCO executed a confidentiality agreement with Targanta, or the “Confidentiality Agreement.” The Confidentiality Agreement contains customary provisions pursuant to which, among other things, each party agreed on behalf of itself and its representatives, subject to limited exceptions, to keep confidential all non-public information furnished by the disclosing party and to use such information solely for the purpose of evaluating a possible transaction between the parties. The Confidentiality Agreement also includes customary mutual non-solicitation provisions with respect to executive or management level positions that are operative for up to two years from the date of the Confidentiality Agreement.

MDCO is in the process of reviewing various human resource matters. It is possible that, following this review, MDCO or its affiliates will seek to enter into new employment arrangements or consulting agreements with certain officers and employees of Targanta regarding employment following the closing of the Merger. However, such matters are subject to future negotiation and discussion.

11.	PURPOSE OF THE OFFER AND THE MERGER; THE MERGER AGREEMENT; STATUTORY REQUIREMENTS; APPRAISAL RIGHTS; THE CPR AGREEMENT AND CONTINGENT PAYMENT RIGHTS; STOCKHOLDER AGREEMENTS; “GOING PRIVATE” TRANSACTIONS; PLANS FOR TARGANTA.

Purpose of the Offer and the Merger

The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, Targanta. The Offer, as the first step in the acquisition of Targanta, is intended to facilitate the acquisition of all of the outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not purchased pursuant to the Offer or otherwise.

The Merger Agreement

The following summary description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement itself, which is included in the Tender Offer Statement on Schedule TO that we and MDCO have filed with the SEC, which you may examine and copy as set forth in Section 9 — “Information Concerning MDCO and Offeror.”

The Offer.  The Merger Agreement requires us to commence the Offer within 10 business days after the date of the Merger Agreement, January 12, 2009. The Merger Agreement further requires that, upon the terms and subject to prior satisfaction or waiver of the conditions of the Offer as described in Section 14 — “Conditions of the Offer,” we accept for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer, and that we pay for all Shares validly tendered and not properly withdrawn promptly after acceptance. The Merger Agreement provides that we may, subject to compliance with the Exchange Act, waive, amend or modify any term or condition of the Offer in our sole discretion, except that we may not, without the prior written consent of Targanta:

•	change the form of consideration payable in the Offer, decrease the Closing Consideration, change the terms of the Contingent Payment Rights or decrease the number of Shares sought pursuant to the Offer;

•	waive the Minimum Condition;

•	amend any other terms of the Offer set forth in the Merger Agreement in any manner materially adverse to the holders of Shares;

•	extend the Expiration Date other than (1) for one or more periods of not more than an aggregate of five business days, if, immediately prior to the scheduled Expiration Date, the Shares validly tendered and not properly withdrawn pursuant to the Offer constitute the Minimum Condition but less than 90% of the outstanding Shares or (2) as required by applicable law, including for any period as required by any rule, regulation, interpretation or position of the SEC or its staff; or

•	impose any condition to the Offer other than those described in Section 14 — “Conditions of the Offer.”

If, immediately prior to the scheduled Expiration Date, all of the conditions of the Offer (see Section 14 — “Conditions of the Offer”) have not been satisfied or waived, then we are required to extend the Offer for one or more periods of up to 10 business days each, until the earlier of the date on which all of the conditions of the Offer have been satisfied or waived or the date on which the Merger Agreement is terminated in accordance with its terms.

We may, at our sole discretion, provide for a subsequent offering period in accordance with Rule 14d-11 of the Exchange Act following our acceptance for payment of Shares in the Offer.

In addition, Targanta has granted us an irrevocable option to purchase, at a per Share price equal to the Offer Price, up to the number of additional Shares sufficient to cause us to own one Share more than 90% of the outstanding Shares on a fully diluted basis. The number of additional Shares that we can purchase under this “top-up option” is limited to the number of authorized but unissued Shares and any treasury Shares held by Targanta, excluding the number of Shares reserved for issuance pursuant to the exercise of options and warrants. We may exercise this “top-up option” only if, among other things, the Minimum Condition is satisfied. See “— Top-Up Option.”

Recommendation.  Targanta has represented in the Merger Agreement that its board of directors, at a meeting duly called and held, has (1) determined that the Merger Agreement and the Transactions (as defined below) are advisable, fair to and in the best interests of Targanta and its stockholders, (2) approved the Merger Agreement and the Transactions, (3) duly and validly approved and taken all corporate action required to be taken by Targanta’s board of directors to authorize the consummation of the Transactions, (4) directed that the Merger Agreement and the Merger be submitted to the stockholders of Targanta for their adoption and approval and resolved to recommend that the stockholders of Targanta vote in favor of the adoption of the Merger Agreement and the approval of the Merger, to the extent required by applicable law, (5) to the extent necessary, adopted resolutions having the effect of causing Targanta not to be subject to any takeover law or similar law that might otherwise apply to the Merger Agreement, the Stockholder Agreements or the Transactions and (6) recommended that Targanta’s stockholders tender their Shares in and accept the Offer.

The Merger.  The Merger Agreement provides that, at the effective time of the Merger, or the “Effective Time”, we will be merged with and into Targanta. Following the Merger, our separate corporate existence will cease and Targanta will continue as Surviving Corporation and a wholly owned subsidiary of MDCO.

If we or MDCO acquire, together with the Shares owned by any of our respective subsidiaries and affiliates, at least 90% of the outstanding Shares, the Merger Agreement obligates MDCO to cause the Merger to become effective within two business days, without a meeting of Targanta stockholders, in accordance with Section 253 of the DGCL.

Charter, By-Laws, Directors and Officers.  Targanta’s certificate of incorporation will be amended at the Effective Time in a form attached to the Merger Agreement. From and after the Effective Time, our bylaws will be the Surviving Corporation’s bylaws. Our directors immediately prior to the Effective Time will be the directors of the Surviving Corporation, and our officers immediately prior to the Effective Time will be the officers of the Surviving Corporation, in each case until their successors are elected and qualified.

Directors.  The Merger Agreement provides that, promptly after the first time at which we accept Shares for payment pursuant to the Offer, which we refer to as the “Acceptance Time”, and from time to time thereafter, we are entitled to designate such number of members of Targanta’s board of directors, rounded up to the nearest whole number, as is equal to the product of:

•	the total number of directors on Targanta’s board of directors (giving effect to the directors elected or designated by us) multiplied by

•	the percentage that the number of Shares that we and MDCO beneficially own at the Acceptance Time bears to the total number of Shares then outstanding.

The Merger Agreement also provides that in no event will our designees constitute less than a majority of Targanta’s board of directors. Targanta is required, upon our request, to use its best efforts to cause our designees to be elected or appointed to Targanta’s board of directors including, promptly (and in any event within one business day) either to increase the size of Targanta’s board of directors or to secure the resignations of such number of the Targanta incumbent directors, or both, as is necessary to enable our designees to be elected or appointed to the Targanta board of directors. In addition, at the Acceptance Time, Targanta is required, upon our request, to take all action necessary to cause individuals designated by us to constitute at least the same percentage (rounded up to the next whole number) on Targanta’s board of directors of each committee of Targanta’s board of directors, each board of directors (or similar body) of each subsidiary, and each committee of the board of directors or similar body of each subsidiary, as our designees represent on Targanta’s board of directors.

In addition to the requirements described above, Targanta, MDCO and we agreed to use best efforts to ensure that, at all times before the Effective Time, at least two members of Targanta’s board of directors are individuals who served as members of Targanta’s board of directors on the date of the Merger Agreement. We refer to such members as the “independent directors.”

If our designees constitute a majority of Targanta’s board of directors prior to the Effective Time, the following actions may be effected only if, in addition to the approval of the Targanta board of directors as a whole, there are one or more independent directors in office and such action is approved by a majority of the independent directors in office:

•	any amendment or modification of the Merger Agreement;

•	any termination of the Merger Agreement by Targanta;

•	any extension of time for performance of any of our or MDCO’s obligations under the Merger Agreement;

•	any waiver of any condition to Targanta’s obligations under the Merger Agreement or any of Targanta’s rights under the Merger Agreement; or

•	any amendment to Targanta’s certificate of incorporation or bylaws.

“Top-Up Option.”  Subject to the terms of the Merger Agreement, Targanta has granted us an irrevocable option to purchase, at a per Share price equal to the Offer Price, up to the number of additional Shares sufficient to cause us to own one Share more than 90% of the outstanding Shares on a fully diluted basis. The number of additional Shares that we can purchase under this “top-up option” is limited to the number of authorized but unissued Shares and any treasury Shares held by Targanta, excluding the number of Shares reserved for issuance pursuant to the exercise of options and warrants. We may exercise this “top-up option” only if, among other things, the Minimum Condition is satisfied. We may pay the exercise price for the “top-up option,” at our election, either in cash or by delivering to Targanta a promissory note having a principal amount equal to the Closing Consideration (or a combination of these methods).

Treatment of Shares in the Merger.  At the Effective Time, by virtue of the Merger and without any action on the part of Targanta, us, MDCO or any holder of Shares, each Share issued and outstanding immediately prior to the Effective Time (other than (1) any Shares held by Targanta as treasury stock or owned by MDCO, us or any subsidiary of Targanta, MDCO or us and (2) any Shares held by a holder who has not voted in favor of or consented to the Merger and who has properly demanded and perfected his, her or its right to be paid the fair value of such Shares, or “Appraisal Shares”, in accordance with the provisions of Section 262 the DGCL) will be automatically canceled and converted into the right to receive the Offer Price. Appraisal Shares, if any, will be automatically canceled and converted into the right to receive the fair value of those Appraisal Shares in accordance with the provisions of Section 262 of the DGCL. If a holder of Appraisal Shares fails to validly perfect or loses such appraisal rights, then the Appraisal Shares held by the holder will be deemed to have been canceled at the Effective Time, and the holder of those Appraisal Shares will be entitled to receive only the Offer Price (payable without any interest thereon) in respect of his, her or its Shares. See “— Appraisal Rights.”

Treatment of Targanta Stock Options and Warrants.  MDCO will assume all stock options issued under Targanta’s 2007 Stock Option and Incentive Plan, or the “2007 Plan”, and all stock options issued under Targanta’s Re-Amended and Restated Stock Option Plan, or the “Quebec Plan”, in each case outstanding as of immediately prior to the Effective Time. The Merger Agreement provides that each assumed option will become an option to acquire the same consideration that the option holder would have been entitled to receive had such option holder exercised the assumed option in full immediately prior to the Effective Time. Each assumed option will otherwise be on the same terms and conditions as were applicable to the assumed option immediately prior to the Effective Time, subject to any accelerated vesting as a result of the Merger to the extent provided by the terms of the applicable stock option plan or of any applicable employment agreements or option agreements.

In accordance with the terms of Targanta’s 2005 Stock Option Plan, or the “2005 Plan”, Targanta’s board of directors accelerated to be fully vested immediately prior to the Effective Time and contingent on the consummation of the Merger all outstanding stock options issued under the 2005 Plan. To the extent those options are not exercised prior to the closing of the Merger, they will terminate immediately prior to the Effective Time without the payment of any consideration therefor.

MDCO will assume all warrants to purchase Shares outstanding as of immediately prior to the Effective Time. Each assumed warrant will become a warrant to acquire the same consideration that the warrant holder would have been entitled to receive had the holder exercised the assumed warrant in full immediately prior to the Effective Time. Each assumed warrant will otherwise be on the same terms and conditions as were applicable to the assumed warrant immediately prior to the Effective Time.

In the Merger Agreement, Targanta agreed to use its reasonable best efforts to enter into agreements with each of the holders of options outstanding under the 2007 Plan and the Quebec Plan and each of the holders of warrants to purchase Shares providing for the termination of such options and warrants to the extent not exercised prior to the closing of the Merger without payment of any consideration. As of January 26, 2009, Targanta has entered into option termination agreements with individuals holding options to purchase 541,000 Shares in the aggregate and has entered into warrant termination agreements with the holders of warrants to purchase 149,317 Shares in the aggregate.

According to Targanta, as of January 26, 2009, there were 20,991,316 Shares issued and outstanding, options to purchase 3,372,162 Shares issued and outstanding and 744,609 Shares reserved for issuance upon exercise of outstanding warrants. As of January 26, 2009, outstanding options to purchase 1,721,446 Shares were vested and exercisable, no options to purchase Shares had an exercise price per share lower than the Closing Consideration, options to purchase 2,154,066 Shares had exercise prices per share lower than the Offer Price, assuming that $4.55 becomes payable with respect to each Contingent Payment Right, and no warrants to purchase Shares had an exercise price per share lower than the Closing Consideration or the Offer Price, assuming that $4.55 becomes payable with respect to each Contingent Payment Right.

Representations and Warranties.  The Merger Agreement contains representations and warranties made by Targanta to MDCO and us, and representations and warranties made by MDCO and us to Targanta. These representations and warranties are not intended to provide any factual information about Targanta, us or MDCO.

Targanta’s representations and warranties in the Merger Agreement include representations and warranties relating to, among other things:

•	Targanta’s organization, standing, power to carry on its business and other corporate matters;

•	Targanta’s capitalization;

•	ownership of Targanta’s subsidiaries and their organization, standing, power to carry on their businesses and other corporate matters;

•	the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters;

•	the absence of conflicts with, or violations of, organizational documents, contracts, instruments or law as a result of the Merger Agreement, the Offer or the Merger;

•	required consents and approvals as a result of the execution, delivery and consummation by Targanta of the Merger Agreement;

•	compliance of statements, forms, reports, certifications and other documents filed by Targanta with the SEC with applicable requirements and the accuracy of the information in those documents;

•	preparation of Targanta’s financial statements in accordance with U.S. generally accepted accounting principles;

•	the independence of Targanta’s auditors and their compliance with the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board;

•	the accuracy and completeness of information provided by or on behalf of Targanta for inclusion or incorporation by reference in this Offer to Purchase and other documents and filings relating to the Offer and the Merger;

•	the absence of undisclosed liabilities;

•	indebtedness;

•	the conduct of, and absence of changes related to, Targanta’s business since September 30, 2008;

•	tax matters;

•	owned and leased real property;

•	intellectual property;

•	material agreements and government contracts;

•	transactions with affiliates;

•	the absence of non-competition or similar agreements;

•	litigation;

•	environmental laws and regulations;

•	employee benefits plans;

•	compliance with laws, including healthcare-related laws;

•	FDA, EMEA and related matters;

•	compliance with permits, licenses and franchises required to conduct business;

•	labor matters;

•	insurance;

•	the absence of other existing discussions regarding the acquisition of Targanta;

•	receipt from Leerink of an opinion as to the fairness, from a financial point of view, of the Offer Price;

•	inapplicability of Section 203 of the DGCL and other “takeover” laws;

•	brokers’ fees and expenses;

•	independence of directors serving on the compensation committee of Targanta’s board of directors for purposes of Nasdaq rules and Rule 14d-10 of the Exchange Act (relating to a non-exclusive safe harbor under the tender offer rules for certain compensation arrangements) and actions taken in accordance with Rule 14d-10 of the Exchange Act; and

•	the maintenance of internal controls over financial reporting, disclosure controls and procedures under applicable federal securities laws.

The Merger Agreement also contains representations and warranties made by MDCO and us to Targanta, including representations and warranties relating to, among other things:

•	MDCO’s and our organization, standing, power to carry on our respective businesses and other corporate matters;

•	the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters;

•	the absence of conflicts with, or violations of, organizational documents, contracts, instruments or law as a result of the Merger Agreement, the Offer or the Merger;

•	required consents and approvals as a result of the execution, delivery and consummation by MDCO and us of the Merger Agreement;

•	compliance of statements, forms, reports, certifications and other documents filed by MDCO with the SEC with applicable requirements and the accuracy of the information in those documents;

•	preparation of MDCO’s financial statements in accordance with U.S. generally accepted accounting principles;

•	the accuracy and completeness of information provided by or on behalf of MDCO for inclusion or incorporation by reference in the Schedule 14D-9 to be filed by Targanta with the SEC;

•	the absence of changes or events between September 30, 2008 and January 12, 2009; and

•	our interim operations.

The representations and warranties contained in the Merger Agreement will not survive the Effective Time.

The representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger

Agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of MDCO, us or Targanta or any of their respective subsidiaries or affiliates. In addition, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in a confidential disclosure schedule that the parties have exchanged. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement and any subsequent information may or may not be fully reflected in MDCO’s or Targanta’s public disclosures.

Conduct of Targanta’s Business Prior to the Effective Time.  From the date of the Merger Agreement until the earlier of (1) the termination of the Merger Agreement in accordance with its terms or (2) the Effective Time, Targanta has agreed that, except for specified exceptions, as expressly required by the Merger Agreement or applicable law, or as agreed in writing by MDCO, Targanta and each of its subsidiaries will:

•	act and carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted;

•	pay its debts and taxes and perform its other obligations when due;

•	comply in all material respects with all applicable laws, rules and regulations; and

•	use reasonable best efforts, consistent with its past practices, to maintain and preserve its and each of its subsidiaries’ business organization, assets, and properties, keep available the services of its present officers and employees and preserve its advantageous business relationships with strategic partners, customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at and after the Effective Time.

In addition, Targanta has agreed that during the same period, subject to specified exceptions or as agreed in writing by MDCO, Targanta and each of its subsidiaries will not do any of the following:

•	declare, authorize, set aside or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, securities or other property), except dividends and distributions paid or made on a pro rata basis by Targanta’s subsidiaries to their respective parents;

•	split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities, except for the issuance of Shares upon the exercise of any Targanta stock options or warrants outstanding on the date of the Merger Agreement;

•	subject to limited exceptions, (1) purchase, redeem or otherwise acquire any shares of its capital stock or other securities or any rights, warrants or options to acquire any such shares or other securities or (2) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities;

•	amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

•	acquire (1) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (2) any assets that are material, in the aggregate, to Targanta and its subsidiaries, taken as a whole;

•	subject to limited exceptions, sell, lease, license, pledge or otherwise dispose of or encumber any properties or assets of Targanta or any of its subsidiaries;

•	sell, dispose of, license, or otherwise transfer any assets material to Targanta and its subsidiaries, taken as a whole;

•	adopt or implement any stockholder rights plan;

•	except as permitted by the Merger Agreement, enter into an agreement with respect to any merger, amalgamation, consolidation, liquidation or business combination, or any acquisition or disposition of all or any material portion of the assets or securities of Targanta or any of its subsidiaries;

•	subject to limited exceptions, (1) incur or suffer to exist any indebtedness for borrowed money or guarantee any such indebtedness of another person, (2) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of Targanta or any of its subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (3) make any loans, advances or capital contributions to, or investments in, any other person, or (4) enter into any hedging agreement or other financial agreement or arrangement;

•	make any individual capital expenditure or other expenditure with respect to property, plant or equipment in excess of $10,000, or make capital expenditures or other expenditures with respect to property, plant or equipment in excess of $100,000 in the aggregate for Targanta and its subsidiaries, taken as a whole;

•	make any change in accounting methods, principles or practices, except insofar as may have been required by a change in U.S. generally accepted accounting principles, or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

•	subject to limited exceptions, pay, discharge, settle or satisfy any claims, liabilities or obligations;

•	modify, amend or terminate any material contract, or knowingly waive, release or assign any material rights or claims with respect to the foregoing;

•	(1) enter into any material contract or agreement, (2) enter into any agreement that is not terminable upon 90 days’ prior notice or does not terminate within 90 days after the date of the Merger Agreement, in each case without prepayment or penalty, or (3) license any material intellectual property rights to or from any third party;

•	subject to limited exceptions, (1) take any action with respect to, adopt, enter into, terminate or amend any employment, severance or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (2) increase the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant, (3) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (4) pay any material benefit not provided for as of the date of the Merger Agreement under any benefit plan, (5) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, or (6) take any action other than in the ordinary course of business consistent with past practice to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

•	hire any new employee or terminate any employee other than for cause;

•	make or rescind any material tax election, settle or compromise any material tax liability or amend any material tax return;

•	initiate, compromise or settle any material litigation or arbitration proceedings;

•	open or close any facility or office;

•	fail to (1) pay all premiums due under existing insurance policies, (2) renew any expiring insurance policies or (3) comply with any other obligations under existing insurance policies;

•	initiate any pre-clinical trials, clinical trials or any other program, study, investigation or collaboration (or make any filing or application with any governmental entity with respect thereto) or materially alter ongoing activities or currently planned activities with respect to ongoing pre-clinical trials, clinical trials, programs, studies, investigations or collaborations (or related filings or applications) of Targanta or any of its subsidiaries;

•	(1) sell, dispose of, license, or otherwise transfer any rights to oritavancin, (2) modify, amend or terminate any agreement relating to oritavancin, (3) knowingly waive, release or assign any rights or claims with respect to oritavancin or (4) enter into any agreement relating to oritavancin;

•	take any action that would cause any Targanta compensation arrangement not to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d)(2) under the Exchange Act; or

•	authorize any of, or commit or agree, in writing or otherwise, to take any of, (1) the foregoing actions or (2) any other action with the knowledge that such action would make any representation or warranty of Targanta in the Merger Agreement untrue or incorrect in any material respect, or would materially impair the ability to satisfy, or prevent the satisfaction of, any condition of the Merger Agreement.

No Solicitation of Other Offers; Adverse Recommendation Change.  Targanta has agreed that it will not, and it will not authorize or permit any of its subsidiaries or any of its or their directors, officers, employees, investment bankers, attorneys, accountants or other advisors, agents or representatives to, directly or indirectly:

•	solicit, initiate, knowingly encourage or knowingly facilitate any inquiries, proposals or offers that constitute, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below); or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any person any information with respect to, knowingly assist, or participate in any effort or attempt by any person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal.

However, at any time prior to the Acceptance Time but not earlier than three business days after providing notice to MDCO, Targanta may, to the extent required by the fiduciary obligations of Targanta’s board of directors, as determined in good faith by Targanta’s board of directors after consultation with outside counsel, respond to a bona fide unsolicited written Acquisition Proposal received after the date of the Merger Agreement that did not result from a breach of its no-solicitation obligations under the Merger Agreement and that Targanta’s board of directors determines in good faith after consultation with its outside counsel and Leerink or another nationally recognized independent financial advisor constitutes, or is reasonably likely to lead to, a Superior Proposal (as defined below). Permissible responses are limited to:

•	furnishing information with respect to Targanta to the person making the Acquisition Proposal; and

•	participating in discussions or negotiations, including solicitation of a revised Acquisition Proposal, with such person regarding such Acquisition Proposal.

Targanta may not, however, furnish information to the person making the Acquisition Proposal unless it has entered into a customary confidentiality agreement not less restrictive of the person making the Acquisition Proposal than the confidentiality agreement entered into between Targanta and MDCO.

In addition, prior to the Acceptance Time, Targanta may, if the Targanta board of directors determines in good faith after consultation with outside counsel that its fiduciary duties require it to do so, grant a waiver or release under any confidentiality, standstill or similar agreement to which Targanta is a party to allow the counterparty to submit an Acquisition Proposal that constitutes, or is reasonably likely to lead to, a Superior Proposal.

Targanta has agreed in the Merger Agreement that its board of directors will recommend that the holders of the Shares accept the Offer, tender their Shares to us pursuant to the Offer and adopt the Merger Agreement in accordance with the applicable provisions of the DGCL, which we refer to as the “Company

Recommendation.” Targanta has also agreed that its board of directors will not take any of the following actions, which actions we refer to as the “Prohibited Board Actions”:

•	withdraw or modify, or propose to withdraw or modify, in a manner adverse to MDCO or us, the Company Recommendation;

•	cause or permit Targanta to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement constituting or relating to any Acquisition Proposal (other than a confidentiality agreement as described above);

•	withdraw or modify, or propose to withdraw or modify, the approval by the compensation committee of Targanta’s board of directors of compensation arrangements with any officer, director or other stockholder as approved compensation arrangements for purposes of satisfying the requirements of the non-exclusive safe harbor in accordance with Rule 14d-10(d)(2) under the Exchange Act; or

•	adopt, approve or recommend, or propose to adopt, approve or recommend, any Acquisition Proposal.

However, provided Targanta has not breached its no-solicitation obligations described above, Targanta’s board of directors may withdraw or modify the Company Recommendation if it determines that a Superior Proposal is outstanding, and if:

•	Targanta’s board of directors determines, prior to the Acceptance Time, in good faith, after consultation with outside counsel, that its fiduciary obligations require it to do so, which determination may only occur after the fourth business day following MDCO’s receipt of written notice advising MDCO that Targanta’s board of directors intends to withdraw or modify the Company Recommendation (and the manner and timing in which it intends to do so);

•	Targanta provides MDCO with a reasonable opportunity to make adjustments in the terms and conditions of the Merger Agreement and negotiates in good faith with MDCO with respect thereto during the four business day period after MDCO has received such written notice, in each case as would enable Targanta’s board of directors or committee thereof to maintain in effect the Company Recommendation;

•	such withdrawal is due to the existence of a Superior Proposal and Targanta has complied with its obligations to specify the material terms and conditions of such Superior Proposal and identify the person making such Superior Proposal; and

•	MDCO does not within four business days of the receipt of the written notice from Targanta advising MDCO that Targanta’s board of directors desires to change the Company Recommendation make an offer or proposal that Targanta’s board of directors determines in good faith after consultation with its financial and legal advisors to be at least as favorable to Targanta’s stockholders from a financial point of view as such Superior Proposal.

In addition, at any time prior to the Acceptance Time, Targanta’s board of directors may in response to a material development or change in circumstances that was neither known to Targanta’s board of directors nor reasonably foreseeable as of or prior to the date of the Merger Agreement (and not relating to any Acquisition Proposal), withdraw or modify the Company Recommendation if Targanta’s board of directors has concluded in good faith, after consultation with its outside counsel, that, in light of such material development, its fiduciary obligations require it to take such action; provided that, Targanta’s board of directors may not take such action unless Targanta has:

•	provided MDCO at least four business days’ prior written notice advising MDCO that Targanta’s board of directors intends to take such action and specifying the reasons therefor in reasonable detail; and

•	during such four business day period, if requested by MDCO, engaged in good faith negotiations with MDCO to amend the Merger Agreement in such a manner that obviates the need for taking such action as a result of such material development.

Targanta has agreed to advise MDCO orally within one business day, with written confirmation to follow within 24 hours, of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or any inquiry with respect to, or that may reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the person making any such Acquisition Proposal or inquiry. Targanta is also required to:

•	keep MDCO reasonably informed on a current basis of the status and details (including any change to the terms) of any such Acquisition Proposal or inquiry;

•	provide to MDCO as soon as reasonably practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to Targanta, including those provided by electronic mail, from any third party in connection with any Acquisition Proposal or sent or provided by Targanta to any third party in connection with any Acquisition Proposal;

•	consider in good faith the terms of any counterproposal made by MDCO; and

•	furnish to MDCO a copy of any information provided to a third party in connection with any Superior Proposal or inquiry contemporaneously with providing such information to the third party.

Nothing in the non-solicitation provisions described above prohibits Targanta from:

•	taking and disclosing to its stockholders a position with respect to a tender offer contemplated by Rule 14e-2(a) promulgated under the Exchange Act; or

•	making any required disclosure to its stockholders if the Targanta board of directors determines in good faith, after consultation with outside counsel, that the failure of Targanta’s board of directors to make such disclosure would be inconsistent with the directors’ obligations under applicable law;

provided that, in no event may Targanta’s board of directors take, or agree or resolve to take, any of the Prohibited Board Actions.

Targanta has agreed that it and its subsidiaries and representatives will cease immediately all discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal.

The Merger Agreement defines an “Acquisition Proposal” to mean:

•	any inquiry, proposal or offer for a license or collaboration transaction involving oritavancin, or for a merger, amalgamation, consolidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange or other business combination involving Targanta or any of its subsidiaries;

•	any proposal for the issuance by Targanta or any of its subsidiaries of 15% or more of its equity securities; or

•	any proposal or offer to acquire in any manner, directly or indirectly, 15% or more of the equity securities or consolidated total assets of Targanta.

The Merger Agreement defines a “Superior Proposal” to mean any unsolicited, bona fide written proposal made by a third party to acquire all the equity securities or all or substantially all of the assets of Targanta, pursuant to a tender or exchange offer, a merger, a sale of its assets or by entry into an exclusive, worldwide license of oritavancin, (1) on terms that the Targanta board of directors determines in its good faith judgment, after consultation with its financial advisors, to be materially more favorable from a financial point of view to Targanta’s stockholders than the Offer, the Merger and the other transactions contemplated by the Merger Agreement, which, together with the Offer and the Merger, we refer to as the “Transactions”, taking into account all the terms and conditions of such proposal and the Merger Agreement (including any proposal by MDCO to amend the terms of the Merger Agreement) and (2) that is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal. No Acquisition Proposal that is subject to financing that is not committed may be deemed to be a Superior Proposal.

Targanta Stockholder Approval of the Merger.  Targanta has agreed that, if required under the DGCL in order to consummate the Merger, it will:

•	as soon as practicable following the Acceptance Time, prepare and file with the SEC a proxy statement for the special meeting of Targanta’s stockholders for the purpose of considering and taking action upon the Merger Agreement;

•	use its reasonable efforts to respond to any comments of the SEC or its staff and to cause the proxy statement to be mailed to its stockholders as promptly as practicable; and

•	as soon as practicable following the Acceptance Time, duly call, give notice of, convene or hold a stockholder meeting for purpose of obtaining stockholder adoption of the Merger Agreement.

Efforts to Complete the Merger.  Each of Targanta, us and MDCO has agreed to use its reasonable best efforts to: (1) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Transactions as promptly as practicable; (2) as promptly as practicable, obtain from any governmental entities or any other third party any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Targanta or MDCO or any of their subsidiaries in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the Transactions; and (3) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Merger Agreement.

Notwithstanding the above, neither us nor MDCO (nor any of our respective affiliates) has any obligation to (1) propose, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate of any assets of MDCO or any of its affiliates or Targanta or any of its affiliates or the holding separate of the Shares or imposing or seeking to impose any limitation on the ability of MDCO or any of its affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the Shares or (2) take any action discussed above if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order, or otherwise initiate administrative litigation, to enjoin consummation of the Merger, if in either case, MDCO believes in good faith that such action would have more than a de minimus adverse effect on the business or operations of MDCO and its subsidiaries, taken as a whole, or the business or operations of Targanta and its subsidiaries, taken as a whole.

In addition, if any “fair price” or “control share acquisition” or “anti-takeover” statute, or other similar statute or regulation or any state “blue sky” statute becomes applicable to the Transactions, Targanta and its board have agreed to grant any approvals and take any actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated in the Merger Agreement, and otherwise act to minimize the effects of such statute or regulation on the Transactions.

Additional Agreements.  The Merger Agreement contains additional agreements between MDCO and Targanta relating to, among other things:

•	MDCO’s access to information regarding Targanta and its subsidiaries, and the confidentiality of such information;

•	prompt notice of (1) the occurrence of any change or event that would result in any representation or warranty made by it in the Merger Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect, (2) the occurrence of any change or event that would result in any representation or warranty made by it in the Merger Agreement that is not qualified as to materiality becoming untrue or inaccurate in any material respect or (3) the failure to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement;

•	public announcements, statements or other disclosure with respect to the Transactions;

•	termination of Targanta’s 401(k) plan before the Effective Time;

•	MDCO’s participation in the defense or settlement of any stockholder litigation relating to the Transactions; and

•	Targanta’s enforcement of the Stockholder Agreements and implementation of transfer restrictions.

Termination of the Merger Agreement.  The Merger Agreement may be terminated:

•	prior to the Effective Time, by mutual written consent of MDCO, us and Targanta;

•	prior to the Effective Time, by either MDCO or Targanta if:

(1) the Offer has not been consummated on or before April 30, 2009, unless the terminating party’s failure to fulfill any obligations under the Merger Agreement was a principal cause of, or resulted in, the failure of the Offer to be consummated by such date;

(2) any governmental entity has issued a final, non-appealable order, decree or ruling permanently restraining or prohibiting the Transactions; or

(3) as a result of the failure of any condition to the consummation of the Offer, the Offer has expired or terminated by its terms without our having purchased any Shares pursuant to the Offer, unless the terminating party’s failure to fulfill any obligations under the Merger Agreement was a principal cause of, or resulted in, the failure of any such condition.

•	by MDCO, prior to the Acceptance Time, if:

(1) Targanta’s board of directors or any committee of its board (a) withdraws or modifies, or proposes to withdraw or modify, in a manner adverse to MDCO, its approval or recommendation of the Transactions; (b) fails to recommend to Targanta’s stockholders that they tender their Shares in and accept the Offer and vote in favor of the Merger; (c) fails to reaffirm its approval and recommendation of the Transactions if requested by MDCO after the announcement of an Acquisition Proposal; (d) approves or recommends or takes a neutral position with respect to any Acquisition Proposal; (e) withdraws or modifies, or proposes to withdraw or modify, the approval of the Targanta’s compensation committee of the compensation arrangements previously approved for purposes of the safe harbor provisions of the SEC’s tender offer rules; or (f) Targanta’s board of directors or any committee of Targanta’s board resolves to take any of the actions described in clauses (a) through (e);

(2) Targanta breaches or fails to perform in any material respect any representation, warranty or covenant in the Merger Agreement, and the breach or non-performance (a) would result in the failure of the satisfaction of our conditions to consummate the Offer and (b) cannot be cured or, if curable, has not been cured within 20 days after giving notice to Targanta of the breach or non-performance;

(3) Targanta breaches any of its non-solicitation obligations in the Merger Agreement;

(4) any change has occurred since the date of the Merger Agreement that has had, or would reasonably be expected to result in, a material adverse change with respect to Targanta; or

(5) upon delivery by Targanta’s lenders of a notice of an event of default under Targanta’s existing credit and security agreement.

•	by Targanta, prior to the Acceptance Time, if:

(1) Targanta is not then in material breach of any representation, warranty, covenant or agreement in the Merger Agreement and we or MDCO breach or fail to perform in any material respect any representation, warranty or covenant in the Merger Agreement, and the breach or non-performance materially impairs MDCO’s ability to consummate the Transactions and cannot be cured or, if curable, has not been cured within 20 days after giving notice to Targanta of the breach or non-performance; or

(2) Targanta receives a Superior Proposal and each of the following conditions is met:

(a) Targanta has not breached its non-solicitation obligations under the Merger Agreement;

(b) Targanta’s board of directors has determined in good faith (after consultation with outside counsel and its financial advisor) that a failure to withdraw or modify its approval or recommendation of the Transactions and enter into a definitive agreement to consummate the Superior Proposal would be a breach of its fiduciary duties;

(c) Targanta has given MDCO notice that it intends to enter into a definitive agreement implementing the Superior Proposal, attaching the most current version of such agreement;

(d) during the four business days following delivery of the notice, Targanta has offered to negotiate with MDCO to modify the terms of the Merger Agreement;

(e) following such negotiations, the Targanta board of directors has determined in good faith (after consultation with its financial advisor) that the Superior Proposal continues to be a Superior Proposal;

(f) Targanta concurrently pays to MDCO in cash a $5.485 million termination fee; and

(g) the Targanta board of directors concurrently approves, and Targanta concurrently enters into, a definitive agreement providing for the implementation of such Superior Proposal.

Termination Fee.  The Merger Agreement provides that Targanta will be required to pay to MDCO a termination fee of $5.485 million if the Merger Agreement is terminated:

•	by MDCO following (1) Targanta’s withdrawal or modification, or proposal to withdraw or modify, its approval or recommendation of the Transactions, (2) Targanta’s failure to recommend to its stockholders that they tender their shares in the Offer or (if required) vote to adopt the Merger Agreement or (3) Targanta’s failure, under specified circumstances, to reaffirm its approval and recommendation of the Transactions;

•	by MDCO following Targanta’s intentional breach of its non-solicitation obligations in the Merger Agreement;

•	by Targanta pursuant to its termination right described above in connection with a Superior Proposal; or

•	by MDCO (1) if Targanta breaches or fails to perform in any material respect any representation, warranty or covenant in the Merger Agreement, and the breach or non-performance (a) would result in the failure of the satisfaction of our conditions to consummate the Offer and (b) cannot be cured or, if curable, has not been cured within 20 days after giving notice to Targanta of the breach or non-performance, (2) if the closing of the Offer does not occur on or before April 30, 2009 or (3) if the Offer expires or terminates in accordance with its terms without our having purchased any Shares pursuant to the Offer due to a failure of any of the conditions of the Offer, so long as, in each case, Targanta has (x) received a written Acquisition Proposal and (y) within one year following the termination date, entered into a definitive agreement for, or consummated, any Acquisition Proposal.

Under the Merger Agreement, Targanta is obligated to reimburse MDCO for up to $2.5 million of expenses incurred by MDCO in connection with the negotiation, preparation and performance of the Merger Agreement if the Merger Agreement is terminated:

•	by MDCO or Targanta in connection with the termination or expiration of the Offer as a result of a failure of any of the conditions to the Offer without our having purchased any Shares, so long as MDCO was not the principal cause of the failure of any such condition;

•	by MDCO following the occurrence of any change after the date of the Merger Agreement that has had or, would reasonably be expected to result in, a material adverse change with respect to Targanta; or

•	by MDCO following receipt from Targanta’s lenders of a notice of an event of default under Targanta’s credit and security agreement.

Any termination fee payable by Targanta would be reduced by the amount actually paid to MDCO in expense reimbursements pursuant to the Merger Agreement. Targanta is obligated to pay any such reimbursements within five business days of the termination of the Merger Agreement by MDCO. However, if MDCO terminates the Merger Agreement due to the occurrence of any change after the date of the Merger Agreement that has had or, would reasonably be expected to result in, a material adverse change with respect to Targanta, Targanta may elect to defer payment of any such reimbursements until the earlier to occur of the date (1) Targanta enters into a definitive agreement to consummate an Acquisition Proposal and (2) Targanta closes any debt or equity financing with gross proceeds of at least $10 million to Targanta or any of its subsidiaries.

Amendment, Extension and Waiver.  The parties may amend, modify or supplement the Merger Agreement at any time before or after any vote of Targanta’s stockholders. However, after Targanta has obtained stockholder approval, the parties may not amend the Merger Agreement in a manner that by law requires further approval by Targanta’s stockholders without obtaining such further approval. Any amendment, modification or supplement must be in a written instrument executed and delivered by a duly authorized officer of MDCO, Targanta and us.

At any time before the Effective Time, the parties may (1) extend the time for the performance of any of the obligations or other acts of the other parties, (2) waive any inaccuracies in the representations and warranties of the other parties contained in the Merger Agreement or any related document, or (3) subject to the terms of the Merger Agreement, waive compliance with any of the agreements or conditions of the other parties contained in the Merger Agreement. Any extension or waiver must be in a written instrument executed and delivered by a duly authorized offer on behalf of such party.

Indemnification of Directors and Officers and Insurance.  For six years after the Effective Time, MDCO and the Surviving Corporation will indemnify, to the fullest extent permitted by law, Targanta’s current and former directors and officers for any costs (including attorneys’ fees) or damages incurred with respect to matters existing or occurring at or prior to the Effective Time, to the extent that such obligations to indemnify exist on the date of the Merger Agreement.

MDCO will maintain in effect for six years after the Effective Time a directors’ and officers’ liability insurance policy with coverage in amount and scope at least as favorable to these individuals as Targanta’s existing directors’ and officers’ liability insurance policy, provided that the annual premium does not exceed 200% of the current annual premium paid by Targanta. In lieu of this obligation, MDCO may at any time prior to the Effective Time purchase a six-year prepaid tail policy.

The indemnification rights provided in the Merger Agreement are in addition to the rights otherwise available to Targanta’s officers and directors on the date of the Merger Agreement by law, certificate of incorporation, by-law or agreement, and operate for the benefit of, and will be enforceable by, each of the indemnified parties, their heirs and representatives.

Conditions to Offer.  We are not required to accept for payment or, subject to applicable rules of the SEC, pay for any Shares, and we may terminate or amend the Offer, if:

•	the Minimum Condition is not satisfied;

•	a governmental entity has instituted or has threatened to institute any proceeding challenging, restraining or prohibiting the Transactions, or seeking to obtain from Targanta or MDCO or any of their respective affiliates, any material damages, or is seeking to impose material limitations or seeking material obligations (including any obligation to divest assets) from any of the parties to the Merger Agreement;

•	a suit or proceeding has been instituted or is threatened in writing by any third party that would reasonably be expected to succeed and with respect to which a judgment adverse to Targanta or any of its subsidiaries would reasonably be expected to result in a Company Material Adverse Effect (as defined below);

•	any representation or warranty of Targanta (1) relating to its organization, authority to enter into and perform its obligations under the Merger Agreement and to consummate the Transactions or the absence of certain changes is not true and correct or (2) relating to its capitalization is not true and correct, except for any de minimus inaccuracies;

•	any other representations or warranties of Targanta are not true and correct, except where the failure of such representations and warranties to be true and correct (without giving effect to any materiality qualifiers) does not have, and would not reasonably be expected to result in, a Company Material Adverse Effect;

•	Targanta fails to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant to be performed or complied with by it under the Merger Agreement;

•	a change occurs following the date of the Merger Agreement that has, or would reasonably be expected to result in, a Company Material Adverse Effect;

•	there is a change in the Company Recommendation; or

•	the Merger Agreement is terminated in accordance with its terms.

The conditions described above are for the sole benefit of MDCO and us, and may be asserted by MDCO and us regardless of the circumstances giving rise to any such condition. Except for the Minimum Condition, which may only be waived with the written consent of Targanta, any of the conditions described above may be waived by MDCO or us in whole or in part, at any time and from time to time, and in MDCO’s or our sole discretion. The conditions described above are in addition to, and not a limitation of the rights of MDCO and us to extend, terminate and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement. The failure by MDCO or us at any time to exercise any of the above described rights will not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

A Company Material Adverse Effect is defined as any change, event, circumstance or effect, each of which we refer to as a “change”, that, individually or when taken together with all other changes that have occurred or existed prior to the determination of the occurrence of the Company Material Adverse Effect, has a material adverse effect on (1) the business, assets, liabilities, capitalization, condition (financial or other) or results of operations of Targanta and its subsidiaries, taken as a whole, or (2) the ability of Targanta to consummate the Transactions; provided, that, in the case of clause (1) of the definition of Company Material Adverse Effect, none of the following (to the extent arising after the date of the Merger Agreement) will be deemed to constitute, or be taken into account in determining whether there has occurred or would occur, a Company Material Adverse Effect:

•	any change resulting from general economic conditions or conditions in the United States or any other country or region in the world other than changes that affect Targanta in a disproportionate manner as compared to Targanta’s industry peers;

•	any change resulting from conditions in the industries in which Targanta conducts business other than changes that affect Targanta in a disproportionate manner as compared to Targanta’s industry peers;

•	any adverse effect resulting from any act of terrorism, war, national or international calamity or any other similar event other than changes that affect Targanta in a disproportionate manner as compared to Targanta’s industry peers;

•	any change resulting from taking actions required pursuant to the terms of the Merger Agreement (subject to limited exceptions), or the failure to take actions prohibited by the Merger Agreement;

•	any change resulting from any actions taken, or failure to take action, in each case which MDCO has requested in writing or approved in writing or to which MDCO has consented in writing;

•	any change resulting from changes in law or other legal or regulatory requirements other than changes that affect Targanta in a disproportionate manner as compared to Targanta’s industry peers or as compared to MDCO;

•	any change resulting from changes in generally accepted accounting principles other than changes that affect Targanta in a disproportionate manner as compared to Targanta’s industry peers;

•	any change resulting from changes in Targanta’s stock price or trading volume of Targanta’s stock, in and of itself (however, the facts and circumstances giving rise or contributing to such changes may be deemed to constitute, or may be taken into account in determining whether has been, or would be, a Company Material Adverse Effect);

•	any change resulting from any failure of Targanta to meet public estimates or expectations of Targanta’s revenue, earnings or other financial performance or results of operations for any period (however, the facts and circumstances giving rise or contributing to such changes may be deemed to constitute, or may be taken into account in determining whether has been, or would be, a Company Material Adverse Effect); or

•	any change resulting from the announcement or pendency of the Transactions, but not any direct legal or contractual consequence of Targanta’s execution of and performance under the Merger Agreement.

Conditions to Merger.  The obligations of MDCO, us and Targanta to effect the Merger are subject to fulfillment or waiver of the following conditions:

•	we shall have accepted for payment and paid for all Shares validly tendered and not withdrawn pursuant to the Offer;

•	the Merger Agreement shall have been approved and adopted by the holders of a majority of the then outstanding Shares, if required by applicable law; and

•	no governmental entity shall have enacted, promulgated or enforced any order, judgment or injunction or statute, rule or regulation that would make the Merger illegal or would otherwise prohibit the consummation of the Transactions.

Statutory Requirements

In general, under the DGCL, a merger of two Delaware corporations requires the adoption of a resolution by the board of directors of each of the corporations desiring to merge approving an agreement of merger containing provisions with respect to certain statutorily specified matters, and the adoption of such agreement of merger by the stockholders of each corporation by the affirmative vote of the holders of a majority of all the outstanding shares of stock entitled to vote on such merger. The Shares entitle the holders thereof to voting rights.

The DGCL also provides that, if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer or otherwise, we acquire or control the voting power of at least 90% of the outstanding Shares, we could, and are required to, effect the Merger without prior notice to, or any action by, any other stockholder of Targanta.

Appraisal Rights

No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, Targanta’s stockholders that have not tendered their Shares will have certain rights under Section 262 of the DGCL to demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Targanta stockholders that perfect these rights by complying with the procedures set forth in Section 262 of the DGCL will be entitled to receive the fair value of their Shares exclusive of any element of value arising from the accomplishment or expectation of the Merger as determined by the Court of Chancery. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharges) as established from time to time during the period between the Effective Time and the payment of the judgment. Any such judicial determination of the fair value of Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price. Targanta stockholders should be aware that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a merger is not an opinion as to fair value under Section 262 of the DGCL. If any Targanta stockholder who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his, her or its right to appraisal, as provided in the DGCL, each of the Shares of such holder will be converted into the right to receive the Offer Price, without interest, in accordance with the Merger Agreement. You may withdraw your demand for appraisal by delivering to the Surviving Corporation a written withdrawal of your demand for appraisal and an acceptance of the Merger within 60 days of the Effective Time or thereafter with the written approval of the Surviving Corporation.

The foregoing summary of the appraisal rights of stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by Targanta stockholders desiring to exercise any available appraisal rights.

The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of the DGCL. Failure to follow the steps required by the DGCL for perfecting appraisal rights may result in the loss of such rights. If a stockholder withdraws or loses his right to appraisal, such stockholder’s Shares will be automatically converted in the Merger into, and represent only the right to receive, the Offer Price, without interest. Targanta stockholders who tender shares in the Offer will not have appraisal rights.

CPR Agreement and Contingent Payment Rights

The following summary description of the CPR Agreement is qualified in its entirety by reference to the form of CPR Agreement itself, which is included as an exhibit to the Tender Offer Statement on Schedule TO that we and MDCO have filed with the SEC, which you may examine and copy as set forth in Section 9 — “Information Concerning MDCO and Offeror.”

MDCO has agreed, at or prior to the Acceptance Time, to enter into the CPR Agreement with American Stock Transfer & Trust Company, as Rights Agent. The following description assumes that the CPR Agreement will be duly executed by MDCO and the Rights Agent. The CPR Agreement sets forth the circumstances under which MDCO will be obligated to deposit with the Rights Agent the contingent cash payments for distribution to the holders of Contingent Payment Rights and the procedures for making any such distributions.

Contingent Payment Milestones.  Each Contingent Payment Right will represent the contractual right to receive up to four additional cash payments if the following regulatory and commercial milestones are achieved within the specified time periods:

•	If MDCO or a MDCO Affiliated Party (as defined below) obtains approval from the EMEA for a MAA for oritavancin for the treatment of cSSSI on or before December 31, 2013, each holder of a Contingent Payment Right will be entitled to receive a cash payment equal to (1) $1.00 per Contingent Payment Right if such approval is granted on or before December 31, 2009, (2) $0.75 per Contingent Payment Right if such approval is granted between January 1, 2010 and June 30, 2010 or (3) $0.50 per Contingent Payment Right if such approval is granted between July 1, 2010 and December 31, 2013.

•	If MDCO or a MDCO Affiliated Party obtains final approval from the FDA for an NDA for oritavancin for the treatment of cSSSI (1) within 40 months after the date the first patient is enrolled in a Phase III clinical trial of cSSSI that is initiated by MDCO or a MDCO Affiliated Party after the date of the Merger Agreement and (2) on or before December 31, 2013, each holder of a Contingent Payment Right will be entitled to receive a cash payment equal to $0.50 per Contingent Payment Right.

•	If MDCO or a MDCO Affiliated Party obtains final FDA approval for an NDA for the use of oritavancin for the treatment of cSSSI administered by a single dose intravenous infusion (1) within 40 months after the date the first patient is enrolled in a Phase III clinical trial of cSSSI that is initiated by MDCO or a MDCO Affiliated Party after the date of the Merger Agreement and (2) on or before

December 31, 2013, each holder of a Contingent Payment Right will be entitled to receive a cash payment equal to $0.70 per Contingent Payment Right. This payment may become payable simultaneously with the payment described in the previous bullet above.

•	If aggregate net sales of oritavancin in four consecutive calendar quarters ending on or before December 31, 2021 reach or exceed $400 million, each holder of a Contingent Payment Right will be entitled to receive a cash payment equal to $2.35 per Contingent Payment Right.

“MDCO Affiliated Party” means an affiliate of MDCO, a successor or assign of MDCO, or a licensee or collaborator of MDCO.

In general, for purposes of the CPR Agreement, “net sales” will be determined as the gross amount invoiced by or on behalf of MDCO or its affiliates, licensees and sublicensees for oritavancin sold to unrelated third parties in bona fide, arm’s-length transactions, less the following deductions to the extent included in the gross invoiced sales price of oritavancin or otherwise directly paid or incurred by MDCO or its affiliates, licensees and sublicensees with respect to the sale of oritavancin:

•	normal and customary trade and quantity discounts actually allowed and properly taken directly with respect to sales of oritavancin;

•	amounts repaid or credited by reasons of defects, recalls, returns, rebates or allowances of goods or because of retroactive price reductions specifically identifiable to oritavancin;

•	chargebacks, rebates (or the equivalent thereof) and other amounts paid on sale or dispensing of oritavancin, including such payments mandated by programs of governmental entities;

•	rebates (or the equivalent thereof) and administrative fees paid to medical healthcare organizations, to group purchasing organizations or to trade customers in line with approved contract terms or other normal and customary understandings and arrangements;

•	tariffs, duties, excise, sales, value-added and other taxes (other than taxes based on net income) and charges of governmental entities;

•	reasonable reserves made for uncollectible amounts on previously sold products;

•	discounts pursuant to indigent patient programs and patient discount programs and coupon discounts;

•	transportation, freight, postage, importation, shipping insurance and other handling expenses; and

•	required distribution commissions and fees (including fees related to services provided pursuant to distribution service agreements with wholesalers, fee-for-service wholesaler fees and inventory management fees) payable to any third party providing distribution services to MDCO or its affiliates, licensees or sublicensees, so long as such commissions and fees are consistent with the distribution commissions and fees payable in respect to other branded prescription products commercialized by MDCO or its applicable affiliate, licensee and sublicense.

The amount of all deductions for determining the amount of net sales under the CPR Agreement will be determined in accordance with the usual and customary accounting methods consistent with the treatment of other branded prescription products commercialized by MDCO or its applicable affiliate, licensee and sublicensee, which will be in accordance with U.S. generally accepted accounting principles or international financial reporting standards, as applicable. In addition, in the case of any sale or other disposal of oritavancin between or among MDCO, its affiliates, licensees and sublicensees, for resale, net sales will be calculated as described above only on the value charged or invoiced on the first arm’s-length sale thereafter to a third party. In the case of any sale or other disposal for value, such as barter or counter-trade, of any product, or part thereof, other than in an arm’s-length transaction exclusively for money and excluding any patient assistance programs, net sales will be calculated as described above on the value of the non-cash consideration received or the fair market price (if higher) of oritavancin in the country of sale or disposal.

Payments with Respect to Contingent Payment Rights.  If a regulatory or commercial milestone described above is not met, no payment will become payable to the holders of Contingent Payment Rights with respect to that milestone. It is possible that none of the regulatory and commercial milestones described above will be achieved, in which case you will receive only the Closing Consideration for any Shares you tender in the Offer. It is not possible to predict whether or how many payments will become payable with respect to the Contingent Payment Rights or, if one or more contingent cash payments become payable, the exact timing or, in some cases, the amount of those contingent cash payments.

If a regulatory or commercial milestone is achieved, MDCO is required to deliver within 30 days following the date on which the milestone was achieved to the Rights Agent a compliance certificate certifying as to (1) the date of the satisfaction of the applicable milestone, (2) the amount that each holder of a Contingent Payment Right is entitled to receive and (3) the aggregate amount of contingent cash payments payable to the holders of Contingent Payment Rights. The CPR Agreement requires MDCO to promptly deposit with the Rights Agent for payment to the holders of Contingent Payment Rights the applicable contingent cash payment amount. The Rights Agent will pay the applicable contingent cash payment amount and send a copy of the applicable compliance certificate to each holder of a Contingent Payment Right within 10 business days of receipt of MDCO’s compliance certificate relating to such payment. No interest will accrue or be payable in respect of any of the amounts that may become payable on the Contingent Payment Rights. If a regulatory or commercial milestone is not achieved within the agreed upon time period, MDCO is required to deliver to the Rights Agent a non-compliance certificate certifying that the applicable milestone has not been achieved and that the holders of Contingent Payment Rights are not entitled to receive the applicable contingent cash payment amount. The Rights Agent will send a copy of the applicable non-compliance certificate to each holder of a Contingent Payment Right within 10 business days of receipt of MDCO’s non-compliance certificate.

In February 2008, Targanta submitted an NDA to the FDA for the use of oritavancin for the treatment of cSSSI. On December 8, 2008, the FDA issued a complete response letter to Targanta stating that Targanta’s NDA with respect to oritavancin did not contain sufficient evidence to demonstrate the safety and efficacy of oritavancin for the treatment of cSSSI. The FDA stated that before the NDA could be approved, Targanta would have to perform an additional well-controlled clinical study to demonstrate the efficacy and safety of oritavancin in patients with cSSSI. In June 2008, Targanta submitted an MAA to the EMEA for oritavancin. The achievement of each of the milestones with respect to the Contingent Payment Rights, including the approval of the NDA and the MAA, is subject to, among other things, the risks and uncertainties relating to Targanta’s business described in “Risk Factors” in Targanta’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and in Targanta’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2008, June 30, 2008 and September 30, 2008.

Restrictions on Transfer.  The Contingent Payment Rights will not be transferable except:

•	on death by will or intestacy,

•	pursuant to a court order,

•	by operation of law,

•	in the case of Contingent Payment Rights held in book-entry or other similar nominee form, from a nominee to a beneficial owner, to the extent allowable by the Book-Entry Transfer Facility, and

•	a transfer to MDCO in connection with the holder’s abandonment of all rights therein.

The Rights Agent will keep a register for the purpose of registering the Contingent Payment Rights and any permitted transfers of Contingent Payment Rights in accordance with the CPR Agreement. In addition to the terms and conditions described above, the Contingent Payment Rights will not have any voting or dividend rights and will not represent any equity or ownership interest in MDCO, Targanta or us.

Amendments to the CPR Agreement.  Without the consent of any holders of Contingent Payment Rights or the Rights Agent, MDCO, with board authorization, at any time, may enter into one or more amendments to the CPR Agreement to evidence the succession of another person to MDCO and the assumption by any such successor of MDCO’s covenants in the CPR Agreement.

Without the consent of any holders of Contingent Payment Rights, MDCO, with board authorization, and the Rights Agent, in its sole discretion, at any time, may enter into one or more amendments to the CPR Agreement for any of the following purposes:

•	to evidence the succession of another person to American Stock Transfer & Trust Company, or “AST”, as the rights agent, and the assumption by any such successor of the covenants and obligations of AST in the CPR Agreement;

•	to add to MDCO’s covenants such further covenants, restrictions, conditions or provisions as its board of directors and the Rights Agent consider to be for the protection of the holders of Contingent Payment Rights, provided that the provisions do not materially adversely affect the interests of the holders of Contingent Payment Rights;

•	to cure any ambiguity, to correct or supplement any provision in the CPR Agreement that may be defective or inconsistent with any other provision in the CPR Agreement, or to make any other provisions with respect to matters or questions arising under the CPR Agreement, provided that the provisions do not materially adversely affect the interests of the holders of Contingent Payment Rights;

•	as may be necessary or appropriate to ensure that the Contingent Payment Rights are not subject to registration under the Securities Act or the Exchange Act, provided that the provisions do not materially adversely affect the interests of the holders of Contingent Payment Rights; or

•	to add, eliminate or change any provisions of the CPR Agreement unless the addition, elimination or change is materially adverse to the interests of the holders of Contingent Payment Rights.

With the consent of not less than a majority of the holders of outstanding Contingent Payment Rights, MDCO, with board authorization, and the Rights Agent may enter into one or more amendments to the CPR Agreement to add, change or eliminate any of the provisions of the CPR Agreement even if the addition, elimination or change is materially adverse to the interests of the holders of Contingent Payment Rights.

Termination of the CPR Agreement.  The CPR Agreement will terminate and no payments will be required to be made upon the earlier of the payment of all potential contingent cash payment amounts required to be paid under the CPR Agreement and delivery of non-compliance certificates relating to all contingent cash payment amounts not previously paid pursuant to the CPR Agreement.

Stockholder Agreements

On January 12, 2009, certain stockholders of Targanta, or the “Stockholder Agreement Signatories”, entered into Stockholder Agreements with Targanta. As of January 12, 2009, the Stockholder Agreement Signatories together had voting and dispositive control over outstanding Shares representing approximately 36% of the then outstanding Shares (and representing approximately 30% of the Shares then estimated to be deemed outstanding for purposes of determining the Minimum Condition). Pursuant to the Stockholder Agreements, each Stockholder Agreement Signatory has agreed to tender in the Offer and sell to us all such person’s Shares pursuant to the Offer not later than the third business day before the initial expiration date of the Offer, and not to withdraw such Shares once tendered. Each Stockholder Agreement Signatory has also agreed to vote his, her or its Shares (1) in favor of the adoption of the Merger Agreement and the approval of the Merger, (2) against any Acquisition Proposal and (3) against any other action that is intended, or could reasonably be expected, to result in a breach of any representation, warranty, covenant or other obligation of Targanta under the Merger Agreement or of the Stockholder Agreement Signatory under the Stockholder Agreement or otherwise impede, interfere with, delay or adversely affect the consummation of the Transactions. In addition, each Stockholder Agreement Signatory has granted an irrevocable proxy to and appointed MDCO and each of its executive officers as such Stockholder Agreement Signatory’s proxy and attorney-in-fact to vote all of the Shares held by each such Stockholder Agreement Signatory in accordance with the terms of the Stockholder Agreement.

The Stockholder Agreements and the obligations of each Stockholder Agreement Signatory thereunder will terminate automatically upon the earlier to occur of the termination of the Merger Agreement in accordance with its terms and the acceptance by MDCO of the tender of Shares pursuant to the Offer.

“Going Private” Transactions

The SEC has adopted Rule 13e-3 promulgated under the Exchange Act, which is applicable to certain “going private” transactions and which may, under certain circumstances, be applicable to the Merger. However, Rule 13e-3 would be inapplicable if (1) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination, or (2) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. MDCO and we believe that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, Targanta’s stockholders will be entitled to receive the same price per Share as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in the transaction be filed with the SEC and disclosed to stockholders prior to the consummation of the transaction.

Plans for Targanta

In connection with the Offer, MDCO and we have reviewed and will continue to review various possible business strategies that we might consider in the event that we acquire control of Targanta, whether pursuant to the Offer, the Merger or otherwise. These changes could include, among other things, changes in Targanta’s business, corporate structure, capitalization and management. Upon the consummation of the Merger, Targanta will become a wholly owned subsidiary of MDCO.

12.	SOURCE AND AMOUNT OF FUNDS.

We estimate that the total amount of funds and other consideration required to purchase all outstanding Shares pursuant to the Offer and to complete the Merger will be approximately $138 million, which consists of approximately $42 million in Closing Consideration in respect of the Shares and up to approximately $96 million in Contingent Payment Rights in respect of the Shares. We, through our parent company, MDCO, will have sufficient funds and financial resources available to pay the Closing Consideration to each stockholder who validly tenders his, her or its Shares in the Offer and to acquire all of the outstanding Shares pursuant to the Merger. MDCO, which has agreed to make any payments that may become payable with respect to the Contingent Payment Rights, had cash and cash equivalents as of December 31, 2008 that exceeds the total maximum amount that may become payable with respect to the Contingent Payment Rights and anticipates that it will continue to have cash and cash equivalents that exceed the total maximum amount that may be payable at any time with respect to the Contingent Payment Rights. Section 16 — “Fees and Expenses” for information regarding fees and expenses relating to the Transactions. The Offer is not conditioned upon any financing arrangements.

13.	DIVIDENDS AND DISTRIBUTIONS.

The Merger Agreement provides that, without the prior written consent of MDCO, Targanta will not, and will not permit any of its subsidiaries to, prior to the Effective Time:

•	declare, authorize, set aside or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, securities or other property), except dividends and distributions paid or made on a pro rata basis by such subsidiaries to their respective parents;

•	split, combine or reclassify any of its capital stock or, except for the issuance of shares of Targanta common stock upon the exercise of any Targanta stock options or warrants outstanding on the date of the Merger Agreement, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or

•	purchase, redeem or otherwise acquire any shares of its capital stock or other securities or any rights, warrants or options to acquire any such shares or other securities, except:

(1)	the acquisition of shares of Targanta stock from holders of Targanta stock options in full or partial payment of the exercise price payable by such holder upon exercise of Targanta stock options to the extent required under the terms of such options as in effect on the date of the Merger Agreement, or

(2)	from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of services to Targanta or any of its subsidiaries.

14.	CONDITIONS OF THE OFFER.

We are not required to accept for payment or, subject to applicable rules of the SEC, pay for any Shares, and we may terminate or amend the Offer if:

•	the Minimum Condition is not satisfied;

•	a governmental entity has instituted or has threatened to institute any proceeding challenging, restraining or prohibiting the Transactions, or seeking to obtain from Targanta or MDCO or any of their respective affiliates, any material damages, or is seeking to impose material limitations or seeking material obligations (including any obligation to divest assets) from any of the parties to the Merger Agreement;

•	a suit or proceeding has been instituted or is threatened in writing by any third party that would reasonably be expected to succeed and with respect to which a judgment adverse to Targanta or any of its subsidiaries would reasonably be expected to result in a Company Material Adverse Effect;

•	any representation or warranty of Targanta relating to its organization, authority to enter into and perform its obligations under the Merger Agreement and to consummate the Transactions or the absence of certain changes is not true and correct or relating to its capitalization is not true and correct, except for any de minimis inaccuracies;

•	any other representations or warranties of Targanta are not true and correct, except where the failure of such representations and warranties to be true and correct (without giving effect to any materiality qualifiers) does not have, and would not reasonably be expected to result in, a Company Material Adverse Effect;

•	Targanta fails to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant to be performed or complied with by it under the Merger Agreement;

•	a change occurs following the date of the Merger Agreement that has, or would reasonably be expected to result in, a Company Material Adverse Effect;

•	there is a change in the Company Recommendation; or

•	the Merger Agreement is terminated in accordance with its terms.

The conditions described above are for the sole benefit of MDCO and us and may be asserted by MDCO and us regardless of the circumstances giving rise to any such condition. Except for the Minimum Condition, which may only be waived with the written consent of Targanta, we or MDCO may waive in whole or in part, at any time and from time to time, any of the conditions described above, in our or MDCO’s sole discretion. The conditions described above are in addition to, and not a limitation of the rights of MDCO and us to extend, terminate and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement. The failure by MDCO or us at any time to exercise any of the above described rights will not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15.	LEGAL MATTERS; REQUIRED REGULATORY APPROVALS.

Except as set forth in this Offer to Purchase, based on MDCO’s and our review of publicly available filings by Targanta with the SEC and other information regarding Targanta, neither MDCO nor we are aware of any licenses or regulatory permits that appear to be material to the business of Targanta and its subsidiaries, taken as a whole, that might be adversely affected by our acquisition of Shares in the Offer. In addition, neither MDCO nor we are aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency under laws regulating competition. Should any such approval or other action be required, MDCO and we expect to seek such approval or action, except as described below under “— State Takeover Laws.” Should any such approval or other action be required, MDCO and we cannot be certain that MDCO and we would be able to obtain any such approval or action without substantial conditions or that adverse consequences might not result to Targanta’s or its subsidiaries’ businesses, or that certain parts of Targanta’s, MDCO’s, ours or any of our respective subsidiaries’ businesses might not have to be disposed of or held separate in order to obtain such approval or action. In that event, we may not be required to purchase any Shares in the Offer. See the “Introduction” to this Offer to Purchase and Section 14 — “Conditions of the Offer” for a description of the conditions to the Offer.

State Takeover Laws.  Targanta is incorporated in Delaware and is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prevents an “interested stockholder” (including a person that has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the time such person became an interested stockholder. Targanta’s board of directors approved for purposes of Section 203 of the DGCL the execution, delivery and performance of the Merger Agreement and the Stockholder Agreement and the consummation of the Transactions and has taken all appropriate action so that Section 203 of the DGCL, with respect to Targanta, will not be applicable to MDCO and us by virtue of such actions.

A number of states have adopted takeover laws and regulations that purport to be applicable to attempts to acquire securities of corporations that are incorporated in those states or that have substantial assets, stockholders, principal executive offices or principal places of business in those states. To the extent that these state takeover statutes (other than Section 203 of the DGCL) purport to apply to the Offer or the Merger, MDCO and we believe that those laws conflict with U.S. federal law and are an unconstitutional burden on interstate commerce. In 1982, the Supreme Court of the United States, in Edgar v. Mite Corp., invalidated on constitutional grounds the Illinois Business Takeovers Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. The reasoning in that decision is likely to apply to certain other state takeover statutes. In 1987, however, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that the State of Indiana could, as a matter of corporate law and, in particular, those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, as long as those laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma because they would subject those corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the U.S. Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held, in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

Except as set forth in this Offer to Purchase, MDCO and we have not attempted to comply with any state takeover statutes in connection with the Offer or the Merger. MDCO and we reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action that MDCO and we take in connection with the Offer is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that the statutes in question do not apply or are invalid as applied to the Offer or the Merger, as applicable, MDCO and we may be required to file certain documents with, or receive approvals from, the relevant state authorities, and MDCO and we might be unable to accept for payment or purchase Shares tendered in the Offer or be delayed in continuing or consummating the Offer. In that case, we may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 14 — “Conditions of the Offer.”

Antitrust.  Under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the “HSR Act”, and the related rules and regulations that have been issued by the U.S. Federal Trade Commission, or the “FTC”, certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the U.S. Department of Justice, or the “Antitrust Division”, and certain waiting period requirements have been satisfied.

The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions, such as MDCO’s acquisition of the Shares in the Offer and the Merger. At any time before or after our purchase of the Shares, regardless of the reportability of the transaction under the HSR Act, the FTC or the Antitrust Division could take any action under the antitrust laws that it either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of the Shares in the Offer and the Merger, the divestiture of the Shares purchased in the Offer or the divestiture of substantial assets of MDCO, us, Targanta or any of their respective subsidiaries or affiliates. Private parties as well as state attorneys general also may bring legal actions under the antitrust laws under certain circumstances.

Based upon an examination of publicly available information relating to the businesses in which Targanta is engaged, however, MDCO and we believe that the acquisition of the Shares in the Offer and the Merger should not violate applicable antitrust laws. Nevertheless, MDCO and we cannot be certain that a challenge to the Offer and the Merger on antitrust grounds will not be made, or, if such challenge is made, what the result will be.

Legal Proceeding.  On January 21, 2009, a lawsuit was filed in the Superior Court for Suffolk County, Massachusetts against Targanta, each member of Targanta’s Board of Directors including its President and Chief Executive Officer, MDCO and us. The action is brought by Martin Albright and Vito Caruso, who claim to be stockholders of Targanta, on their own behalf, and seeks certification as a class action on behalf of all Targanta stockholders, except the defendants and their affiliates. The complaint alleges that the defendants breached their fiduciary duties, and/or aided and abetted the breach of fiduciary duties, owed to Targanta stockholders in connection with the Offer and the Merger. The complaint seeks injunctive relief enjoining the Offer and the Merger, or, in the event the Offer or the Merger have been consummated prior to the court’s entry of final judgment, rescinding the Offer and the Merger. The complaint also seeks an accounting for all damages and an award of costs, including a reasonable allowance for attorneys’ and experts’ fees and expenses. We and MDCO have filed a copy of the complaint as an exhibit to the Tender Offer Statement on Schedule TO that we and MDCO have filed with the SEC.

16.	FEES AND EXPENSES.

J.P. Morgan is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to MDCO and us in connection with the acquisition of Targanta. In its role as Dealer Manager, J.P. Morgan may contact brokers, dealers and similar entities and may provide information regarding the Offer to those that it contacts or persons that contact J.P. Morgan. J.P. Morgan is being paid reasonable and customary compensation for its services as financial advisor and Dealer Manager. J.P. Morgan is also entitled to reimbursement for certain expenses incurred by J.P. Morgan, including the fees and expenses of legal counsel and to indemnification against certain liabilities and expenses in connection with its engagements, including certain liabilities under the federal securities laws.

J.P. Morgan and its affiliates have provided and may in the future provide various investment banking, financial advisory and other services to MDCO or its affiliates, for which they have received or may receive customary compensation. In the ordinary course of business, including their trading and brokerage operations and in a fiduciary capacity, J.P. Morgan and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in MDCO’s and/or Targanta’s securities, including the Shares.

As a result, J.P. Morgan at any time may own certain of MDCO’s and/or Targanta’s equity securities, including the Shares. In addition, J.P. Morgan may tender Shares into the Offer for its own account.

MDCO has retained Georgeson Inc. as Information Agent in connection with the Offer. The Information Agent may contact Targanta’s stockholders by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward material relating to the Offer to beneficial owners of Shares. MDCO will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for its reasonable out-of-pocket expenses. MDCO has agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including certain liabilities under the U.S. federal securities laws. In addition, MDCO has retained American Stock Transfer & Trust Company as the depositary for the Offer. MDCO will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

Except as set forth above, MDCO will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. MDCO will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

17.	MISCELLANEOUS.

MDCO and we are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If MDCO and we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, MDCO and we will make a good faith effort to comply with that state statute. If, after a good faith effort, MDCO and we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, Targanta’s stockholders in that state.

MDCO and we have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 promulgated under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Targanta has filed with the SEC the Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 promulgated under the Exchange Act, setting forth the recommendation of Targanta’s board of directors with respect to the Offer and the reasons for the recommendation of Targanta’s board of directors and furnishing certain additional related information. A copy of these documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 8 — “Information Concerning Targanta” and Section 9 — “Information Concerning MDCO and Offeror.”

Neither MDCO nor we have authorized any person to give any information or to make any representation on behalf of either MDCO or us not contained in this Offer to Purchase or in the related Letter of Transmittal, and, if given or made, you should not rely on any such information or representation as having been authorized.

Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of MDCO, us, Targanta or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

BOXFORD SUBSIDIARY CORPORATION

Dated: January 27, 2009

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF THE MEDICINES COMPANY AND OFFEROR

1.	The Medicines Company

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of MDCO, as well as the beneficial ownership of each such individual of shares of Targanta common stock. The business address of each of these individuals is c/o The Medicines Company, at 8 Sylvan Way, Parsippany, New Jersey 07054, and each of these individuals is a citizen of the United States of America, unless otherwise indicated. Unless otherwise indicated, none of these individuals beneficially owns any shares of Targanta common stock.

Directors

William W. Crouse	William W. Crouse has been a director of MDCO since April 2003. Since January 1994, Mr. Crouse has been a Managing Director of HealthCare Ventures, a venture capital firm with a focus on biotechnology companies. From 1987 to 1993, Mr. Crouse served as Worldwide President of Ortho Diagnostic Systems, a subsidiary of Johnson & Johnson that manufactures diagnostic tests for hospitals, and a Vice President of Johnson & Johnson International. Before joining Johnson & Johnson, Mr. Crouse was a Division Director of DuPont Pharmaceuticals Company, a pharmaceutical firm, where he was responsible for international operations and worldwide commercial development activities. Before joining Dupont, he served as President of Revlon Health Care Group’s companies in Latin America, Canada, and Asia/Pacific. He also held numerous management positions at E.R. Squibb & Sons, a pharmaceutical company. Mr. Crouse is currently the chairman of the board of directors of Uluru, Inc., a specialty pharmaceutical company, serves as a director of Targanta Therapeutics Corporation and is a member of the Boards of Trustees of Lehigh University and the New York Blood Center. Mr. Crouse received a B.S. in finance and economics from Lehigh University and an M.B.A. from Pace University.

Mr. Crouse has served as a director of Targanta since December 2005 and is the Chair of the compensation committee of Targanta’s board of directors. As of January 26, 2009, Mr. Crouse beneficially owned 129,338 shares of Targanta common stock, consisting of 58,539 shares of Targanta common stock, warrants exercisable within sixty days to purchase 2,206 shares of Targanta common stock and options exercisable within 60 days to purchase 68,593 shares of Targanta common stock, representing less than 1% of the total number of outstanding shares of Targanta common stock on such date. Mr. Crouse entered into an Option Termination Agreement, dated January 12, 2009, with Targanta providing for the termination of options to purchase 10,000 shares of Targanta common stock to the extent not exercised prior to the closing of the Merger without payment of any consideration. Mr. Crouse recused himself from the Targanta and MDCO board meetings during which the Merger Agreement and the Transactions were approved by the boards of directors of the companies.

Robert J. Hugin	Robert J. Hugin has been a director of MDCO since April 2003. Since May 2006, Mr. Hugin has served as the President and Chief Operating Officer of Celgene Corporation, a biopharmaceutical company focused on cancer and immunological diseases. From June 1999 to May 2006, Mr. Hugin served as the Senior Vice President and Chief Financial Officer of Celgene. From 1985 to 1999, Mr. Hugin held positions with J.P. Morgan & Co. Inc., an investment banking firm, serving most recently as a Managing Director. Mr. Hugin also serves as a director of Celgene

Corporation. Mr. Hugin received an A.B. from Princeton University and an M.B.A. from the University of Virginia.

T. Scott Johnson	T. Scott Johnson has been a director of MDCO since September 1996. Since July 1999, Dr. Johnson has been a partner at JSB Partners, L.P., an investment bank that he founded in 1999, which focuses on mergers and acquisitions, private financings and corporate alliances within the healthcare sector. From September 1991 to July 1999, Dr. Johnson served as a founder and managing director of MPM Capital, L.P., a venture capital firm. Dr. Johnson received both a B.S. in chemistry and mathematics and an M.D. from the University of Alabama.

John P. Kelley	John P. Kelley has been President and Chief Operating Officer of MDCO since December 2004 and a director of MDCO since February 2005. Prior to joining MDCO, Mr. Kelley held a series of positions at Aventis, an international pharmaceutical company. From September 2003 until September 2004, Mr. Kelley served as Senior Vice President, Global Marketing and Medical at Aventis, where he was accountable for worldwide brand management of Aventis’ core strategic brands and managed strategic alliances with partner companies. From September 2002 to September 2003, he served as Senior Vice President, Strategic Risk Officer for Aventis, advising the Management Board and Chief Executive Officer. From January 2000 to September 2002, Mr. Kelley served as Vice President, Head of Strategic Development of Aventis where he was responsible for leading the strategic planning process of the pharmaceutical division of Aventis as well as merger and acquisition activity. Prior to the formation of Aventis, he served as a Vice President, Commercial Director, U.S. at Hoechst Marion Roussel, Inc., a life sciences firm focused on pharmaceuticals and agriculture, from March 1998 through December 1999 and Mr. Kelley served as Vice President of Marketing of Hoechst Marion Roussel from 1995 to 1998. Mr. Kelley received a B.S. in biology from Wilkes University and an M.B.A. from Rockhurst University.

Armin M. Kessler	Armin M. Kessler has been a director of MDCO since October 1998. Mr. Kessler joined MDCO after a 35-year career in the pharmaceutical industry, which included senior management positions at Sandoz Pharma Ltd. (now Novartis Pharma AG) in Switzerland, the United States and Japan and, most recently, at Hoffmann-La Roche, in Basel, Switzerland, where he was Chief Operating Officer and Head of the Pharmaceutical Division until he retired in 1995. Mr. Kessler currently also serves as a director of Gen-Probe Incorporated. Mr. Kessler received degrees in physics and chemistry from the University of Pretoria, a degree in chemical engineering from the University of Cape Town, a law degree from Seton Hall and an honorary doctorate in business administration from the University of Pretoria. Mr. Kessler is a citizen of Switzerland.

Clive A. Meanwell	Clive A. Meanwell has been a director of MDCO since 1996. He has served as Chief Executive Officer of MDCO since August 2004, and he served as President of MDCO from August 2004 to December 2004, as Executive Chairman of MDCO from September 2001 to August 2004 and as Chief Executive Officer and President of MDCO from 1996 to September 2001. From 1995 to 1996, Dr. Meanwell was a Partner and Managing Director at MPM Capital, L.P., a venture capital firm. From 1986 to 1995, Dr. Meanwell held various positions at Hoffmann-La Roche, Inc., a pharmaceutical company, including Senior Vice President from 1992 to 1995, Vice President from 1991 to 1992 and Director of Product Development from 1986 to 1991. Dr. Meanwell also serves as a director of Endo Pharmaceuticals Holdings Inc. Dr. Meanwell received an M.D. and a Ph.D. from the University of Birmingham, United Kingdom. Dr. Meanwell is a citizen of the United Kingdom.

Robert G. Savage	Robert G. Savage has been a director of MDCO since April 2003. Since May 2003, Mr. Savage has served as President of Strategic Imagery LLC, a consulting company he owns. From February 2002 to April 2003, Mr. Savage was Group Vice President and President for the General Therapeutics and Inflammation Business of Pharmacia Corporation, a research-based pharmaceutical firm acquired by Pfizer Inc. in April 2003. From September 1996 to January 2002, Mr. Savage held several senior positions with Johnson & Johnson, including Worldwide Chairman for the Pharmaceuticals Group during 2001, Company Group Chairman responsible for the North America pharmaceuticals business from 2000 to 2001, President, Ortho-McNeil Pharmaceuticals from 1998 to 2000 and Vice President Sales & Marketing from 1996 to 1998. Mr. Savage also serves as a director for Noven Pharmaceuticals, EpiCept Corporation and Panacos Pharmaceuticals, Inc. Mr. Savage received a B.S. in biology from Upsala College and an M.B.A. from Rutgers University.

Hiroaki Shigeta	Hiroaki Shigeta has been a director of MDCO since April 2007. Mr. Shigeta served as a consultant to MDCO from July 2006 to December 2007. From January 2005 until June 2006, he served as a consultant to various Japanese pharmaceutical companies. From October 1993 to December 2004, Mr. Shigeta served in a variety of senior management positions with Hoffman-La Roche, Inc. and its affiliates. From January 2003 to December 2004, Mr. Shigeta was the U.S. Head, Far East Relations of Hoffman-La Roche and from June 2002 to April 2003, he was a Member of the Board of Chugai Seiyaku KK, Tokyo, a majority-owned affiliate of Roche Holding of Switzerland. From January 2001 to May 2002, Mr. Shigeta served as Chairman and Representative Director of Nippon Roche KK, a pharmaceutical company and a Japanese affiliate of Roche Holding of Switzerland. From October 1993 to December 2000, Mr. Shigeta was the President and Chief Executive Officer of Nippon Roche KK. Mr. Shigeta received a B.A. in economics from Momoyama Gakuin University in Osaka, Japan and a B.Sc from Haas Business School, University of California at Berkeley. Mr. Shigeta is a citizen of Japan.

Melvin K. Spigelman	Melvin K. Spigelman has been a director of MDCO since September 2005. Dr. Spigelman has served as Director of Research and Development for the Global Alliance for TB Drug Development, a non-profit organization which seeks to accelerate the discovery and development of faster-acting and affordable drugs to fight tuberculosis, since June 2003. Before joining the Global Alliance for TB Drug Development, Dr. Spigelman was the President of Hudson-Douglas Ltd, a consulting company, from June 2001 to June 2003. From 2000 to 2001, Dr. Spigelman served as a Vice President, Global Clinical Centers at Knoll Pharmaceuticals, a pharmaceutical unit of BASF Pharma, and from 1992 to 2000, Dr. Spigelman was the Vice President of Research and Development at Knoll. Dr. Spigelman received a B.A. in engineering from Brown University and an M.D. from The Mount Sinai School of Medicine.

Elizabeth H.S. Wyatt	Elizabeth H.S. Wyatt has been a director of MDCO since March 2005. Prior to her retirement in 2000, Ms. Wyatt held several senior positions at Merck & Co., Inc., a pharmaceutical company, over the course of 20 years, including most recently, Vice President, Corporate Licensing. Previously she had been a consultant and academic administrator, responsible for the Harvard Business School’s first formal marketing of its executive education programs. She also serves on the Board of Trustees of Sweet Briar College. Ms. Wyatt received a B.A. from Sweet Briar College, a M.Ed. from Boston University and an M.B.A. from Harvard Business School.

Executive Officers

Paul M. Antinori	Paul M. Antinori has been MDCO’s General Counsel since May 2002 and a Senior Vice President since September 2006. He also served as Vice President of MDCO from August 2004 to August 2006. From March 1998 to April 2002, Mr. Antinori was General Counsel and a consultant to Physician Computer Network, Inc., a healthcare information technology company. Prior to March 1998, Mr. Antinori was a partner at the law firm of Gibbons, Del Deo, Dolan, Griffinger & Vecchione in Newark, New Jersey. Mr. Antinori received his B.A. from Boston College and his J.D. from the University of Virginia School of Law.

John P. Kelley	Please see “— Directors” above for information about Mr. Kelley.

Clive A. Meanwell	Please see “— Directors” above for information about Dr. Meanwell.

William O’Connor	William O’Connor has been MDCO’s Chief Accounting Officer since February 2008. He joined MDCO in April 2006 as our Vice President, Finance and Controller. From April 2000 to February 2006, he was the Vice President of Finance for Eyetech Pharmaceuticals, Inc. From 1996 to April 2000, Mr. O’Connor worked for Trophix Pharmaceuticals, Inc., a biotech company that specialized in pain medications. Mr. O’Connor is a certified public accountant and received a B.S. in accounting from Fairleigh Dickinson University.

Glenn P. Sblendorio	Glenn P. Sblendorio has been MDCO’s Chief Financial Officer and Executive Vice President since March 2006. Prior to joining MDCO, Mr. Sblendorio was Executive Vice President and Chief Financial Officer of Eyetech Pharmaceuticals, Inc. from February 2002 until it was acquired by OSI Pharmaceuticals, Inc. in November 2005. From November 2005 until he joined MDCO, Mr. Sblendorio served as a consultant in the pharmaceutical industry. From July 2000 to February 2002, Mr. Sblendorio served as MDCO’s Senior Vice President of Business Development. From 1998 to July 2000, Mr. Sblendorio was the Chief Executive Officer and Managing Director of MPM Capital Advisors, LLC, an investment bank specializing in healthcare related transactions. Mr. Sblendorio’s pharmaceutical experience also includes 12 years at Hoffmann-LaRoche, Inc., a pharmaceutical company, in a variety of senior financial positions, including Chief Financial Officer of Roche Molecular Systems and Head of Finance-Controller for Amgen/Roche Europe. Mr. Sblendorio currently serves as a director of Amicus Therapeutics, Inc., a biopharmaceutical company. Mr. Sblendorio received his B.B.A. from Pace University and his M.B.A. from Fairleigh Dickinson University.

Kelli Watson-Pacicco	Kelli Watson-Pacicco has been MDCO’s Senior Vice President, Global Communications and Human Strategy since November 2007. She also served as MDCO’s Senior Vice President, Human Strategy from January 2007 to November 2007. Prior to January 2007, Ms. Watson-Pacicco held various positions at Pfizer, Inc. over 19 years including Vice President, Strategic Planning for the Global Human Resources function. She also led Human Resources, Strategic Planning and Communications for the Corporate Affairs division and held a variety of positions in the Global Manufacturing Group. Ms. Watson-Pacicco holds a B.A. in sociology/psychology from Hamline University and a M.A. in industrial relations from the University of Minnesota.

2.	Offeror

The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Offeror. The business address of each of these individuals is c/o Boxford Subsidiary Corporation, at 8 Sylvan

Way, Parsippany, New Jersey 07054, and each of these individuals is a citizen of the United States of America, unless otherwise indicated.

Director

Clive A. Meanwell	Clive A. Meanwell has served as director of Offeror since its formation in January 2009. Please see “The Medicines Company — Directors” above for additional information about Dr. Meanwell.

Executive Officers

Clive A. Meanwell	Clive A. Meanwell has served as President of Offeror since its formation in January 2009. Please see “The Medicines Company — Directors” above for additional information about Dr. Meanwell.

Glenn P. Sblendorio	Glenn P. Sblendorio has served as Treasurer of Offeror since its formation in January 2009. Please see “The Medicines Company — Executive Officers” above for additional information about Mr. Sblendorio.

Paul M. Antinori	Paul M. Antinori has served as Secretary of Offeror since its formation in January 2009. Please see “The Medicines Company — Executive Officers” above for additional information about Mr. Antinori.

Facsimile copies of Letters of Transmittal, properly completed and duly executed, will be accepted. The appropriate Letter of Transmittal, the Share Certificates and any other required documents should be sent or delivered by each Targanta stockholder or the Targanta stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

American Stock Transfer & Trust Company

By Mail:	By Overnight Mail or Courier:
American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	American Stock Transfer & Trust Company Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

You may direct questions and requests for assistance to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. You may obtain additional copies of this Offer to Purchase, the related Letter of Transmittal and other tender offer materials from the Information Agent as set forth below, and they will be furnished promptly at MDCO’s expense. You also may contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson Inc.
199 Water Street, 26th Floor
New York, New York 10038
Banks and Brokers Call: 1-212-440-9800
All Others Call Toll-Free: 1-866-257-5108

The Dealer Manager for the Offer is:

J.P. Morgan Securities Inc.
383 Madison Avenue, 5th Floor
New York, New York 10179
Call Toll-Free: 1-877-371-5947